Exhibit 99.2

MBIA INSURANCE CORPORATION

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2013 and December 31, 2012

and for the periods ended September 30, 2013 and 2012

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands except share and per share amounts)

	September 30, 2013	December 31, 2012
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $300,241 and $708,068)	$314,118	$730,440
Investments carried at fair value	4,610	3,825
Short-term investments held as available-for-sale, at fair value (amortized cost $205,970 and $157,791)	206,364	158,610
Other investments (includes investments at fair value of $1,432 and $611)	28,407	28,139

Total investments	553,499	921,014
Cash and cash equivalents	345,748	396,788
Accrued investment income	6,735	7,085
Premiums receivable	1,084,559	1,228,381
Deferred acquisition costs	435,166	508,600
Prepaid reinsurance premiums	1,200,064	1,370,711
Insurance loss recoverable	742,055	3,648,025
Reinsurance recoverable on paid and unpaid losses	88,165	159,338
Property and equipment, at cost (less accumulated depreciation of $57,084 and $60,186)	1,350	1,633
Receivable for investments sold	55	65
Derivative assets	6,484	6,764
Current income taxes	5,880	7,071
Deferred income taxes, net	1,263,497	1,239,427
Other assets	18,799	19,744
Assets of consolidated variable interest entities:
Cash	46,177	176,342
Investments held-to-maturity, at amortized cost (fair value of $2,566,396 and $2,674,336)	2,809,400	2,829,200
Fixed-maturity securities at fair value	626,320	1,734,774
Loans receivable at fair value	1,703,964	1,880,586
Loan repurchase commitments	1,115,725	1,086,040
Derivative assets	423	333

Total assets	$12,054,065	$17,221,921

Liabilities and Equity (Deficit)
Liabilities:
Unearned premium revenue	$2,191,794	$2,507,839
Loss and loss adjustment expense reserves	675,104	845,573
Reinsurance premiums payable	293,966	313,287
Long-term debt	1,097,606	2,694,699
Deferred fee revenue	352,355	409,458
Derivative liabilities	1,369,698	2,933,229
Other liabilities	119,345	312,679
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $2,510,925 and $3,675,182)	5,320,325	6,504,382
Derivative liabilities	15,235	161,745

Total liabilities	11,435,428	16,682,891

Commitments and contingencies (See Note 12)
Equity (deficit):
Series A non-cumulative perpetual preferred stock, par value $1,000 per share, liquidation value $100,000 per share, authorized - 4,000, issued and outstanding - 2,759	27,598	27,598
Common stock, par value $220.80 per share; authorized, issued and outstanding - 67,936 shares	15,000	15,000
Additional paid-in capital	980,218	981,735
Retained earnings (deficit)	(416,937)	(510,283)
Accumulated other comprehensive income (loss), net of tax of $5,459 and $1,642	12,758	24,980

Total equity (deficit)	618,637	539,030

Total liabilities and equity (deficit)	$12,054,065	$17,221,921

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Premiums earned:
Scheduled premiums earned	$40,009	$39,071	$111,512	$146,215
Refunding premiums earned	431	2,769	2,733	12,408

Premiums earned (net of ceded premiums of $48,085, $80,175, $166,108 and $226,526)	40,440	41,840	114,245	158,623
Net investment income	1,570	5,755	7,085	15,786
Fees and reimbursements	16,682	42,407	62,087	104,169
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	(27,703)	11,549	(1,548,268)	(420,432)
Unrealized gains (losses) on insured derivatives	284,848	(32,823)	1,561,876	1,473,161

Net change in fair value of insured derivatives	257,145	(21,274)	13,608	1,052,729
Net gains (losses) on financial instruments at fair value and foreign exchange	(5,650)	15,200	28,344	20,809
Investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	(2,625)	-	(5,830)
Other-than-temporary impairments recognized in accumulated other comprehensive income (loss)	-	-	-	(37,086)

Net investment losses related to other-than-temporary impairments	-	(2,625)	-	(42,916)
Other net realized gains (losses)	220	244	462	975
Revenues of consolidated variable interest entities:
Net investment income	12,763	13,091	38,153	40,208
Net gains (losses) on financial instruments at fair value and foreign exchange	14,491	42,278	118,781	(25,305)
Other net realized gains (losses)	-	-	765	-

Total revenues	337,661	136,916	383,530	1,325,078

Expenses:
Losses and loss adjustment	62,733	167,184	(13,389)	314,888
Amortization of deferred acquisition costs	19,598	23,611	76,744	81,571
Operating	21,748	28,426	82,536	109,213
Interest	30,613	62,153	129,387	174,797
Expenses of consolidated variable interest entities:
Operating	2,627	4,780	9,426	15,808
Interest	9,877	10,416	29,968	32,221

Total expenses	147,196	296,570	314,672	728,498

Income (loss) before income taxes	190,465	(159,654)	68,858	596,580
Provision (benefit) for income taxes	70,748	(79,811)	(24,488)	201,290

Net income (loss)	$119,717	$(79,843)	$93,346	$395,290

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income (loss)	$119,717	$(79,843)	$93,346	$395,290
Other comprehensive income (loss):
Unrealized gains (losses) on available-for-sale securities:
Unrealized gains (losses) arising during the period	(3,633)	23,295	(3,872)	33,869
Provision (benefit) for income taxes	(1,586)	713	(1,290)	(220)

Total	(2,047)	22,582	(2,582)	34,089
Reclassification adjustments for (gains) losses included in net income (loss)	-	99	(2,660)	(7,609)
Provision (benefit) for income taxes	-	35	(929)	(2,663)

Total	-	64	(1,731)	(4,946)
Reclassification adjustments for other-than-temporary impairments included in net income (loss)	-	-	-	37,086
Provision (benefit) for income taxes	-	-	-	12,980

Total	-	-	-	24,106
Foreign currency translation:
Foreign currency translation gains (losses)	31,726	(12,355)	(7,224)	(23,261)
Provision (benefit) for income taxes	881	(3,715)	685	(2,975)

Total	30,845	(8,640)	(7,909)	(20,286)

Total other comprehensive income (loss)	28,798	14,006	(12,222)	32,963

Comprehensive income (loss)	$148,515	$(65,837)	$81,124	$428,253

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT) (Unaudited)

For The Nine Months Ended September 30, 2013

(In thousands except share amounts)

	Preferred Stock		Common Stock		Additional Paid-in	Retained Earnings	Accumulated Other Comprehensive	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Income (Loss)	(Deficit)
Balance, December 31, 2012	2,759	$27,598	67,936	$15,000	$981,735	$(510,283)	$24,980	$539,030

Net income (loss)	-	-	-	-	-	93,346	-	93,346
Other comprehensive income (loss)	-	-	-	-	-	-	(12,222)	(12,222)
Share-based compensation, net of tax of $2,062	-	-	-	-	(1,517)	-	-	(1,517)

Balance, September 30, 2013	2,759	$27,598	67,936	$15,000	$980,218	$(416,937)	$12,758	$618,637

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Premiums, fees and reimbursements received	$120,289	$203,721
Investment income received	190,383	275,139
Insured derivative commutations and losses paid	(452,686)	(463,652)
Financial guarantee losses and loss adjustment expenses paid	(464,440)	(518,000)
Proceeds from recoveries and reinsurance	1,928,448	123,863
Operating and employee related expenses paid	(93,184)	(91,282)
Interest paid	(120,950)	(264,169)
Income taxes (paid) received	(510)	(6,493)

Net cash provided (used) by operating activities	1,107,350	(740,873)

Cash flows from investing activities:
Purchase of fixed-maturity securities	(13,927)	(170,134)
Sale and redemption of fixed-maturity securities	487,771	812,124
Proceeds from paydowns on variable interest entity loans	211,111	202,726
Proceeds from paydowns on secured loan to Parent	-	300,000
Redemptions of held-to-maturity investments	19,800	7,200
Sale (purchase) of short-term investments, net	45,287	(158,871)
Sale (purchase) of other investments, net	(599)	8,995
Consolidation (deconsolidation) of variable interest entities, net	(26,385)	(50,901)
(Payments) proceeds for derivative settlements	(27,911)	(66,483)
Capital expenditures	(334)	(520)
Disposal of fixed assets	5	-

Net cash provided (used) by investing activities	694,818	884,136

Cash flows from financing activities:
Principal paydowns of variable interest entity notes	(537,247)	(680,560)
Issuance of variable interest entity notes	92,720	-
Proceeds from (repayment of) secured loan with an affiliate	(1,595,620)	443,000
Proceeds from secured loan	50,000	-

Net cash provided (used) by financing activities	(1,990,147)	(237,560)

Effect of exchange rate changes on cash and cash equivalents	6,774	-

Net increase (decrease) in cash and cash equivalents	(181,205)	(94,297)
Cash and cash equivalents - beginning of period	573,130	296,484

Cash and cash equivalents - end of period	$391,925	$202,187

Reconciliation of net income (loss) to net cash provided (used) by operating activities:
Net income (loss)	$93,346	$395,290
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Change in:
Accrued investment income	380	3,251
Premiums receivable	138,013	99,843
Deferred acquisition costs	73,518	83,720
Unearned premium revenue	(312,872)	(346,336)
Prepaid reinsurance premiums	170,647	241,883
Reinsurance premiums payable	(19,321)	(20,063)
Loss and loss adjustment expense reserves	(172,452)	101,718
Reinsurance recoverable on paid and unpaid losses	71,173	8,700
Insurance loss recoverable	2,917,057	(270,606)
Payable to affiliates	(1,261)	6,406
Payable to reinsurers on recoverables	(239,415)	81,501
Accrued interest payable	112,459	40,890
Accounts receivable	17	47
Accrued expenses	(2,453)	17,371
Deferred fee revenue	(57,103)	(77,509)
Current income taxes	1,191	(4,253)
Amortization (accretion) of bond premiums (discounts), net	1,494	5,902
Depreciation	612	383
Other net realized (gains) losses	(1,227)	(975)
Net investment losses related to other-than-temporary impairments	-	42,916
Unrealized (gains) losses on insured derivatives	(1,561,876)	(1,473,161)
Net (gains) losses on financial instruments at fair value and foreign exchange	(147,124)	4,496
Deferred income tax provision (benefit)	(26,201)	198,955
Share-based compensation	545	1,124
Interest on variable interest entities, net	65,131	112,994
Other operating	3,072	4,640

Total adjustments to net income (loss)	1,014,004	(1,136,163)

Net cash provided (used) by operating activities	$1,107,350	$(740,873)

The accompanying notes are an integral part of the consolidated financial statements.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1: Business Developments and Risks and Uncertainties

Summary

MBIA Insurance Corporation is a wholly-owned subsidiary of MBIA Inc. (the “Parent” or “MBIA”). The guarantees of MBIA Insurance Corporation and its subsidiaries, (“MBIA Corp.”) insure structured finance and asset-backed obligations, privately issued bonds used for the financing of public purpose projects, which are primarily located outside of the United States (“U.S.”) and that include toll roads, bridges, airports, public transportation facilities, utilities and other types of infrastructure projects serving a substantial public purpose, and obligations of sovereign and sub-sovereign issuers. Structured finance and asset-backed securities (“ABS”) typically are securities repayable from expected cash flows generated by a specified pool of assets, such as residential and commercial mortgages, insurance policies, consumer loans, corporate loans and bonds, trade and export receivables, leases for equipment, aircraft and real property.

Business Developments

In May of 2013, MBIA Inc., together with its subsidiaries, MBIA Corp. and National Public Finance Guarantee Corporation (“National”), entered into a comprehensive settlement agreement and related agreements (the “BofA Settlement Agreement”) with Bank of America Corporation and certain of its subsidiaries (collectively, “Bank of America”), discussed below under “Bank of America Settlement.” As a result of the BofA Settlement Agreement, MBIA Corp. repaid its secured loan from National (the “National Secured Loan”). As of September 30, 2013, MBIA Corp. was rated B with a stable outlook by Standard & Poor’s Financial Services LLC (“S&P”) and B3 with a positive outlook by Moody’s Investors Service, Inc. (“Moody’s”).

Bank of America Settlement

Under the terms of the BofA Settlement Agreement, MBIA Corp. received a payment of approximately $1.7 billion, consisting of $1.6 billion of cash and $136 million principal amount of MBIA Inc.’s 5.70% Senior Notes due 2034. In exchange for such payment, MBIA Corp. agreed to dismiss the litigation commenced in September 2008 against Countrywide Home Loans, Inc. (“Countrywide”), among other parties, and later amended to include claims against Bank of America, relating to breaches of representations and warranties on certain MBIA-insured securitizations sponsored by Countrywide. Bank of America and MBIA also agreed to the commutation of all of the MBIA Corp. policies held by Bank of America, which had a notional insured amount of approximately $7.4 billion, of which $6.1 billion were policies insuring credit default swaps (“CDS”) held by Bank of America referencing commercial real estate (“CRE”) exposures. MBIA Corp. has no further payment obligations under the commuted policies. The New York State Department of Financial Services (“NYSDFS”) advised MBIA Corp. that the NYSDFS did not object to the BofA Settlement Agreement. The $1.6 billion of cash received in connection with the BofA Settlement Agreement is included in “Proceeds from recoveries and reinsurance” presented under the heading “Cash flows from operating activities” on MBIA Corp.’s consolidated statements of cash flows.

Under the terms of the BofA Settlement Agreement, Blue Ridge Investments, L.L.C. (“Blue Ridge”), an affiliate of Bank of America, received a five-year warrant to purchase 9.94 million shares of MBIA common stock at a price of $9.59 per share. Bank of America has also agreed to dismiss the pending litigation between the parties concerning the restructuring transactions announced by MBIA on February 18, 2009 (the “Transformation”) and the pending litigation between the parties concerning the senior debt consent solicitation completed by MBIA in the fourth quarter of 2012. In addition, Bank of America agreed to withdraw the purported “notice of default” it sent in connection with such consent solicitation.

Under the terms of the BofA Settlement Agreement, the dismissals of the litigations referenced above are initially being filed on a “without prejudice” basis. The parties will refile such dismissals on a “with prejudice” basis provided that, within the one-year period following execution of the BofA Settlement Agreement, none of the claims released pursuant to the BofA Settlement Agreement are reinstated and neither party is required to make a payment on any such released claims. MBIA Corp. views the likelihood of such an event as remote, and thus expects that the litigation dismissals will be filed on a “with prejudice” basis at the expiration of such one-year period.

MBIA Corp.’s policies insuring the residential mortgage-backed securities (“RMBS”) securitizations originated by Countrywide will continue to be in full force and effect, and MBIA Corp. will continue to make timely payments of principal and interest if there are shortfalls when due under such policies. Bank of America will have no further representation and warranty liability with respect to the origination of the mortgage loans in the MBIA-insured Countrywide and certain other securitizations.

In addition, MBIA Corp. has entered into a $500 million three-year secured revolving credit agreement with Blue Ridge (the “Blue Ridge Secured Loan”). During the third quarter of 2013, MBIA Insurance Corporation borrowed $50 million under this agreement. Refer to “Note 9: Debt” for a discussion of the Blue Ridge Secured Loan.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1: Business Developments and Risks and Uncertainties (continued)

The payment from Bank of America, including the MBIA Inc. notes, was used by MBIA Corp. to repay the outstanding balance and accrued interest on the National Secured Loan. The National Secured Loan balance of $1.7 billion as of March 31, 2013 was reduced to approximately $1.6 billion prior to the Bank of America settlement as a result of the receipt of $110 million in settlement of Flagstar Bank’s put-back obligation.

The value of the settlement is consistent with amounts recorded on MBIA Corp.’s statutory balance sheet as of December 31, 2012. MBIA Corp.’s liquidity and capital risk profile has substantially improved as a result of the settlement.

Societe Generale Settlement

In May of 2013, MBIA Inc., together with its subsidiaries, MBIA Corp. and National, entered into an agreement with Societe Generale pursuant to which MBIA commuted $4.2 billion of gross insured exposure comprising ABS collateralized debt obligations (“CDOs”), structured commercial mortgage-backed securities (“CMBS”) pools and CRE CDOs. The amount MBIA paid to Societe Generale in consideration of commuting its insured exposure is consistent with MBIA Corp.’s December 31, 2012 aggregate statutory loss reserves for the exposures commuted. Also, pursuant to the agreement, Societe Generale agreed to dismiss the pending litigation between the parties concerning the Transformation, which includes any appeals of the decision denying the Article 78 petition and the plenary case.

Residential Capital LLC Agreement

In May of 2013, MBIA Corp. and the other Consenting Claimants, Residential Capital LLC (“ResCap”) and Ally Financial Inc. (“Ally”), agreed to the terms of a comprehensive plan agreement to support ResCap’s Chapter 11 plan. The confirmation of ResCap’s Chapter 11 plan would resolve MBIA Corp.’s claims against the Residential Funding Company, LLC (“RFC”), GMAC Mortgage LLC (“GMAC”) and ResCap estates, and Ally. In June of 2013, the bankruptcy court issued a Memorandum Opinion approving the Plan Support Agreement (the “Plan”). The Plan is now subject to voting by creditors as well as a confirmation hearing by the bankruptcy court. All creditor ballots were due back by October 21, 2013 and as of the date of this report, the results had not been tallied. There can be no assurance that the Plan will be confirmed. Refer to “Note 5: Loss and Loss Adjustment Expense Reserves” for a discussion of the ResCap agreement.

Transformation Litigation

Subsequent to the BofA Settlement Agreement and the Societe Generale settlement, all litigation brought originally by the group of eighteen domestic and international financial institutions relating to the establishment of National has been resolved.

Other

As of September 30, 2013 and December 31, 2012, MBIA Corp.’s cash and liquid assets, that were immediately available totaled $97 million and $345 million, respectively. Management believes MBIA Corp.’s current liquidity position, together with future cash inflows and amounts available under the Blue Ridge Secured Loan, is adequate to make expected future claim payments. The combination of commutation payments to reduce liabilities and claim payments have placed liquidity pressure on MBIA Corp. MBIA Corp. continues to seek to reduce both the absolute amount and the volatility of its obligations and potential future claim payments through the execution of commutations of insurance policies. During the nine months ended September 30, 2013, MBIA Corp. commuted $19.9 billion of gross insured exposure, primarily comprising structured CMBS pools, investment grade CDOs, ABS CDOs, first-lien subprime RMBS, high yield corporate CDOs, CRE CDOs, structured insurance securities and first-lien alternative A-paper (“Alt-A”) RMBS.

Risks and Uncertainties

MBIA Corp.’s consolidated financial statements include estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. The outcome of certain significant risks and uncertainties could cause MBIA Corp. to revise its estimates and assumptions or could cause actual results to differ from MBIA Corp.’s estimates. While MBIA Corp. believes that it continues to have sufficient capital and liquidity to meet all of its expected obligations, if one or more possible adverse outcomes were to be realized, its statutory capital, financial position, results of operations and cash flows could be materially and adversely affected.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1: Business Developments and Risks and Uncertainties (continued)

Significant risks and uncertainties that could affect amounts reported in MBIA Corp.’s financial statements in future periods include, but are not limited to, the following:

•

The amount and timing of potential claims from MBIA Corp.’s second-lien RMBS and remaining insured CMBS pools are potentially volatile, as are the projected collections of excess spread and the remaining put-back recoverables. However, management’s expected liquidity and capital forecasts for MBIA Corp., which include expected availability of draws under the Blue Ridge Secured Loan and expected recoveries from the ResCap agreement, reflect adequate resources to pay expected claims. Further, the remaining insured portfolio, aside from these exposures, could deteriorate and result in loss reserves and claim payments. While management believes it will have adequate resources to pay expected claims, if MBIA Corp. experiences higher than expected claim payments or is unable to commute the remaining exposures that represent substantial risk, MBIA Corp. may ultimately have insufficient resources to continue to pay claims, which could cause the NYSDFS to put MBIA Corp. into a rehabilitation or liquidation proceeding (an “MBIA Corp. Proceeding”), as per Article 74 of the New York Insurance Law (“NYIL”). Refer to “Note 5: Loss and Loss Adjustment Expense Reserves” for information about MBIA Corp.’s reserves and recoveries.

•

Management believes that MBIA Corp. has sufficient liquidity resources to meet all of its obligations for the foreseeable future. In order to meet its liquidity requirements, MBIA Corp. may use its ability to finance through third-party facilities, although there can be no assurance that this strategy will be available or adequate. A failure by MBIA Inc. to settle liabilities that are also insured by MBIA Corp. could result in claims on MBIA Corp.

•

MBIA Corp.’s ability to commute insured transactions is limited by available liquidity, including the availability of the Blue Ridge Secured Loan, recoveries from the ResCap agreement and the use of other available financing structures and liquidity, some of which could be subject to regulatory approval by the NYSDFS and/or the United Kingdom’s (“U.K.”) Prudential Regulation Authority. MBIA Corp.’s primary strategy for managing its CMBS pool and ABS CDO exposures has been commutations. There can be no assurance that MBIA Corp. will be able to fund further commutations through borrowings or otherwise. Refer to “Note 5: Loss and Loss Adjustment Expense Reserves” for information about MBIA Corp.’s estimate of losses on its exposures.

•

As of September 30, 2013, MBIA Corp. was not in compliance with a requirement under the NYIL to hold qualifying assets in an amount necessary to satisfy its contingency reserves. MBIA Corp. has reported the deficit to the NYSDFS. In addition, as of September 30, 2013, MBIA Corp. exceeded its aggregate risk limits and reported an overage related to its single risk limits under NYIL. MBIA Corp. plans to notify the NYSDFS of these overages and submit a plan to achieve compliance with its limits. While the NYSDFS has not taken action against MBIA Corp., the NYSDFS may impose remedial actions for failing to meet these requirements.

•

Changes in fair value of insured credit derivatives can be caused by general market conditions, volatility in MBIA Corp.’s credit spreads and volatility on the underlying collateral assets on insured credit derivatives. This may result in significant unrealized gains and losses in MBIA Corp.’s reported results of operations. Refer to “Note 6: Fair Value of Financial Instruments” for information about MBIA Corp.’s valuation of insured credit derivatives.

As a result of the BofA Settlement Agreement, the risk of an MBIA Corp. Proceeding has been significantly reduced. While MBIA Corp. believes it will have adequate resources to pay expected claims, in the event it does not have adequate resources in the future and the NYSDFS were to commence an MBIA Corp. Proceeding, MBIA Corp. may be subject to the following:

•

CDS counterparties may seek to terminate CDS contracts insured by MBIA Corp. and MBIA UK Insurance Limited and make market-based damage claims (irrespective of whether actual credit-related losses are expected under the underlying exposure). MBIA Corp. believes that such an acceleration would likely terminate any residual value.

•

Medium-term notes (“MTNs”) issued by MBIA’s subsidiaries, MBIA Global Funding, LLC (“GFL”) and Meridian Funding Company, LLC (“Meridian”), which are insured by MBIA Corp., would accelerate. To the extent GFL failed to pay the accelerated amounts under the GFL MTNs or the collateral securing the Meridian MTNs was deemed insufficient to pay the accelerated amounts under the Meridian MTNs, the MTN holders would have policy claims against MBIA Corp. for scheduled payments of interest and principal.

•

An MBIA Corp. Proceeding may accelerate certain investment agreements issued by MBIA Inc. including, in some cases, with make-whole payments. To the extent MBIA fails to pay the accelerated amounts under these investment agreements or the collateral securing these investment agreements is deemed insufficient to pay the accelerated amounts due, the holders of the investment agreements would have policy claims against MBIA Corp.

•	Payments under MBIA Corp. insurance policies could be suspended, delayed or reduced, in whole or in part.

•	An acceleration of the surplus notes issued by MBIA Corp. and a possible reduction or further delay or suspension of the amounts due.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1: Business Developments and Risks and Uncertainties (continued)

•

MBIA Corp.’s ability to carry out its tax planning strategies. This may cause it to record additional allowances against a portion or all of its deferred tax assets. Refer to “Note 10: Income Taxes” for information about MBIA Corp.’s deferred tax assets. In addition, MBIA Corp. is currently included in the consolidated tax return of MBIA Inc. An MBIA Corp. Proceeding could result in challenges to the tax sharing arrangement among the MBIA affiliates that might adversely affect management’s ability to manage taxes efficiently.

•

Approval of the rehabilitator and the rehabilitation court (or liquidator and liquidation court, as the case may be) may be required for a variety of actions of importance to MBIA Corp. and its policyholders, including, without limitation, settlement of MBIA Corp.’s put-back litigation and commutation of MBIA Corp.-insured exposures.

•

The rehabilitator or liquidator would replace the Board of Directors of MBIA Corp. and take control of the operations and assets of MBIA Corp., which would result in changes to its strategies and management.

•	An MBIA Corp. Proceeding would be an event of default under the Blue Ridge Secured Loan and, as a result, the loan could be accelerated and Bank of America would have rights to the loan’s collateral.

•

MBIA Corp. would be subject to significant additional expenses arising from the appointment of the rehabilitator or liquidator, as receiver, and payment of the fees and expenses of the advisors to such rehabilitator or liquidator.

Note 2: Significant Accounting Policies

MBIA Corp. has disclosed its significant accounting policies in “Note 2: Significant Accounting Policies” in the Notes to Consolidated Financial Statements included in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012. The following significant accounting policies provide an update to those included under the same captions in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K.

Basis of Presentation

The accompanying unaudited consolidated financial statements do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America (“GAAP”) for annual periods. These statements should be read in conjunction with MBIA Corp.’s consolidated financial statements and notes thereto included in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012. The accompanying consolidated financial statements have not been audited by an independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (U.S.), but in the opinion of management such financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of MBIA Corp.’s consolidated financial position and results of operations. All material intercompany balances and transactions have been eliminated.

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. As additional information becomes available or actual amounts become determinable, the recorded estimates are revised and reflected in operating results.

The results of operations for the three and nine months ended September 30, 2013 may not be indicative of the results that may be expected for the year ending December 31, 2013. The December 31, 2012 consolidated balance sheet was derived from audited financial statements, but does not include all disclosures required by GAAP for annual periods. Certain amounts have been reclassified in the prior years’ financial statements to conform to the current presentation. This includes the reclassification of accrued interest on surplus notes and the National Secured Loan from “Other liabilities” to “Long-term debt” on MBIA Corp.’s consolidated balance sheets. Refer to “Note 9: Debt” for information about the amounts of this reclassification. This reclassification had no impact on total revenues, expenses, assets, liabilities, shareholders’ equity, operating cash flows, investing cash flows, or financing cash flows for all periods presented.

Subsequent Events

MBIA Corp. has evaluated all subsequent events as of November 12, 2013, the date of issuance of the consolidated financial statements, for inclusion in MBIA Corp.’s consolidated financial statements and/or accompanying notes.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 3: Recent Accounting Pronouncements

Recently Adopted Accounting Standards

Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (ASU 2013-02)

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-02, “Comprehensive Income (Topic 220)—Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” that requires an entity to present information about the amounts reclassified out of accumulated other comprehensive income (“AOCI”) by component and to present significant amounts reclassified out of AOCI by the respective line items of net income. The amendment only affects MBIA Corp.’s disclosures and does not affect MBIA Corp.’s consolidated balance sheets, results of operations, or cash flows. MBIA Corp. adopted this standard in the first quarter of 2013.

Disclosures about Offsetting Assets and Liabilities (ASU 2011-11)

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 210)—Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11 creates new disclosure requirements about the nature of MBIA Corp.’s rights of setoff and related arrangements associated with its financial instruments and derivative instruments. This amendment does not change the existing offsetting eligibility criteria or the permitted balance sheet presentation for those instruments that meet the eligibility criteria. The disclosure requirement was effective for MBIA Corp. beginning in the first quarter of 2013. In January 2013, the FASB issued ASU 2013-01, “Balance Sheet (Topic 210)—Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” ASU 2013-01 clarifies that ASU 2011-11 applies only to derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with specific criteria contained in the FASB Accounting Standards Codification or subject to a master netting arrangement or similar agreement. These standards only affect MBIA Corp.’s disclosures and do not affect MBIA Corp.’s consolidated balance sheets, results of operations, or cash flows. MBIA Corp. adopted this standard in the first quarter of 2013.

Refer to the Notes to Consolidated Financial Statements of MBIA Corp. included in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012 for further information regarding the effects of recently adopted accounting standards on prior year financial statements.

Note 4: Variable Interest Entities

MBIA Corp. provides credit protection to issuers of obligations that may involve issuer-sponsored special purpose entities (“SPEs”). An SPE may be considered a variable interest entity (“VIE”) to the extent the SPE’s total equity at risk is not sufficient to permit the SPE to finance its activities without additional subordinated financial support or its equity investors lack any one of the following characteristics: (i) the power to direct the activities of the SPE that most significantly impact the entity’s economic performance or (ii) the obligation to absorb the expected losses of the entity or the right to receive the expected residual returns of the entity. A holder of a variable interest or interests in a VIE is required to assess whether it has a controlling financial interest, and thus is required to consolidate the entity as primary beneficiary. An assessment of a controlling financial interest identifies the primary beneficiary as the variable interest holder that has both of the following characteristics: (i) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. The primary beneficiary is required to consolidate the VIE. An ongoing reassessment of controlling financial interest is required to be performed based on any substantive changes in facts and circumstances involving the VIE and its variable interests.

MBIA Corp. evaluates issuer-sponsored SPEs initially to determine if an entity is a VIE, and is required to reconsider its initial determination if certain events occur. For all entities determined to be VIEs, MBIA Corp. performs an ongoing reassessment to determine whether its guarantee to provide credit protection on obligations issued by VIEs provides MBIA Corp. with a controlling financial interest. Based on its ongoing reassessment of controlling financial interest, MBIA Corp. determines whether a VIE is required to be consolidated or deconsolidated.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 4: Variable Interest Entities (continued)

MBIA Corp. makes its determination for consolidation based on a qualitative assessment of the purpose and design of a VIE, the terms and characteristics of variable interests of an entity, and the risks a VIE is designed to create and pass through to holders of variable interests. MBIA Corp. generally provides credit protection on obligations issued by VIEs, and holds certain contractual rights according to the purpose and design of a VIE. MBIA Corp. may have the ability to direct certain activities of a VIE depending on facts and circumstances, including the occurrence of certain contingent events, and these activities may be considered the activities of a VIE that most significantly impact the entity’s economic performance. MBIA Corp. generally considers its guarantee of principal and interest payments of insured obligations, given nonperformance by a VIE, to be an obligation to absorb losses of the entity that could potentially be significant to the VIE. At the time MBIA Corp. determines it has the ability to direct the activities of a VIE that most significantly impact the economic performance of the entity based on facts and circumstances, MBIA Corp. is deemed to have a controlling financial interest in the VIE and is required to consolidate the entity as primary beneficiary. MBIA Corp. performs an ongoing reassessment of controlling financial interest that may result in consolidation or deconsolidation of any VIE.

Nonconsolidated VIEs

The following tables present the total assets of nonconsolidated VIEs in which MBIA Corp. holds a variable interest as of September 30, 2013 and December 31, 2012. The following tables also present MBIA Corp.’s maximum exposure to loss for nonconsolidated VIEs and carrying values of the assets and liabilities for its interests in these VIEs as of September 30, 2013 and December 31, 2012. MBIA Corp. has aggregated nonconsolidated VIEs based on the underlying credit exposure of the insured obligation. The nature of MBIA Corp.’s variable interests in nonconsolidated VIEs is related to financial guarantees, insured CDS contracts and any investments in obligations issued by nonconsolidated VIEs.

	September 30, 2013
			Carrying Value of Assets			Carrying Value of Liabilities
In millions	VIE Assets	Maximum Exposure to Loss	Investments(1)	Premiums Receivable(2)	Insurance Loss Recoverable(3)	Unearned Premium Revenue(4)	Loss and Loss Adjustment Expense Reserves(5)	Derivative Liabilities(6)
Insurance:
Global structured finance:
Collateralized debt obligations	$13,564	$7,972	$118	$45	$5	$38	$26	$94
Mortgage-backed residential	22,400	9,915	11	57	696	56	374	5
Mortgage-backed commercial	2,010	1,102	-	1	-	1	-	-
Consumer asset-backed	6,788	2,888	9	21	-	20	17	-
Corporate asset-backed	14,258	7,817	-	87	19	103	-	-

Total global structured finance	59,020	29,694	138	211	720	218	417	99
Global public finance	51,060	20,258	-	205	-	250	5	-

Total insurance	$110,080	$49,952	$138	$416	$720	$468	$422	$99

(1) -	Reported within “Investments” on MBIA Corp.’s consolidated balance sheets.
(2) -	Reported within “Premiums receivable” on MBIA Corp.’s consolidated balance sheets.
(3) -	Reported within “Insurance loss recoverable” on MBIA Corp.’s consolidated balance sheets.
(4) -	Reported within “Unearned premium revenue” on MBIA Corp.’s consolidated balance sheets.
(5) -	Reported within “Loss and loss adjustment expense reserves” on MBIA Corp.’s consolidated balance sheets.
(6) -	Reported within “Derivative liabilities” on MBIA Corp.’s consolidated balance sheets.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 4: Variable Interest Entities (continued)

	December 31, 2012
			Carrying Value of Assets			Carrying Value of Liabilities
In millions	VIE Assets	Maximum Exposure to Loss	Investments(1)	Premiums Receivable(2)	Insurance Loss Recoverable(3)	Unearned Premium Revenue(4)	Loss and Loss Adjustment Expense Reserves(5)	Derivative Liabilities(6)
Insurance:
Global structured finance:
Collateralized debt obligations	$16,925	$10,873	$-	$62	$5	$55	$37	$74
Mortgage-backed residential	34,061	13,075	11	77	3,278	75	440	4
Mortgage-backed commercial	4,801	2,432	-	2	-	2	-	-
Consumer asset-backed	5,820	3,086	10	19	-	19	21	-
Corporate asset-backed	19,980	9,981	-	123	13	140	-	-

Total global structured finance	81,587	39,447	21	283	3,296	291	498	78
Global public finance	39,259	21,346	-	220	-	267	4	-

Total insurance	$120,846	$60,793	$21	$503	$3,296	$558	$502	$78

(1) -	Reported within “Investments” on MBIA Corp.’s consolidated balance sheets.
(2) -	Reported within “Premiums receivable” on MBIA Corp.’s consolidated balance sheets.
(3) -	Reported within “Insurance loss recoverable” on MBIA Corp.’s consolidated balance sheets.
(4) -	Reported within “Unearned premium revenue” on MBIA Corp.’s consolidated balance sheets.
(5) -	Reported within “Loss and loss adjustment expense reserves” on MBIA Corp.’s consolidated balance sheets.
(6) -	Reported within “Derivative liabilities” on MBIA Corp.’s consolidated balance sheets.

The maximum exposure to loss as a result of MBIA Corp.’s variable interests in VIEs is represented by insurance in force. Insurance in force is the maximum future payments of principal and interest, net of cessions to reinsurers, which may be required under commitments to make payments on insured obligations issued by nonconsolidated VIEs.

Consolidated VIEs

The carrying amounts of assets and liabilities of consolidated VIEs were $6.3 billion and $5.3 billion, respectively, as of September 30, 2013, and $7.7 billion and $6.7 billion, respectively, as of December 31, 2012. The carrying amounts of assets and liabilities are presented separately in “Assets of consolidated variable interest entities” and “Liabilities of consolidated variable interest entities” on MBIA Corp.’s consolidated balance sheets. Additional VIEs are consolidated or deconsolidated based on an ongoing reassessment of controlling financial interest, when events occur or circumstances arise, and whether the ability to exercise rights that constitute power to direct activities of any VIEs are present according to the design and characteristics of these entities. No additional VIEs were consolidated during the nine months ended September 30, 2013 and 2012. There were no net realized gains or losses recorded in the three months ended September 30, 2013 and 2012. During the nine months ended September 30, 2013, MBIA Corp. recorded a net realized gain of $1 million related to the deconsolidation of VIEs. There were no net realized gains or losses recorded in the nine months ended September 30, 2012.

Holders of insured obligations of issuer-sponsored VIEs related to MBIA Corp. do not have recourse to the general assets of MBIA Corp. In the event of nonpayment of an insured obligation issued by a consolidated VIE, MBIA Corp. is obligated to pay principal and interest, when due, on the respective insured obligation only. MBIA Corp.’s exposure to consolidated VIEs is limited to the credit protection provided on insured obligations and any additional variable interests held by MBIA Corp.

Note 5: Loss and Loss Adjustment Expense Reserves

Loss and Loss Adjustment Expense Process

As of September 30, 2013, the majority of MBIA Corp.’s case basis reserves and insurance loss recoveries recorded in accordance with GAAP were related to insured second-lien and first-lien RMBS transactions. These reserves and recoveries do not include estimates for policies insuring credit derivatives and does not include losses and recoveries on financial guarantee VIEs that are eliminated in consolidation. Policies insuring credit derivative contracts are accounted for as derivatives and carried at fair value under GAAP. The fair values of insured derivative contracts are influenced by a variety of market and transaction-specific factors that may be unrelated to potential future claim payments under MBIA Corp.’s insurance policies. In the absence of credit impairments on insured derivative contracts or the early termination of such contracts at a loss, the cumulative unrealized losses recorded from fair valuing these contracts should reverse before or at the maturity of the contracts.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

Notwithstanding the difference in accounting under GAAP for financial guarantee policies and MBIA Corp.’s insured derivatives, insured derivatives have similar terms, conditions, risks, and economic profiles to financial guarantee insurance policies, and therefore, are evaluated by MBIA Corp. for loss (referred to as credit impairment herein) and loss adjustment expense (“LAE”) periodically in a manner similar to the way that loss and LAE reserves are estimated for financial guarantee insurance policies. Credit impairments represent actual payments and collections plus the present value of estimated expected future claim payments, net of recoveries. MBIA Insurance Corporation’s expected future claim payments for insured derivatives were discounted using a rate of 5.72%, the same rate it used to calculate its statutory loss reserves as of September 30, 2013. These credit impairments, calculated in accordance with statutory accounting principles (“U.S. STAT”), differ from the fair values recorded in MBIA Corp.’s consolidated financial statements. MBIA Corp. considers its credit impairment estimates as critical information for investors as it provides information about loss payments MBIA Corp. expects to make on insured derivative contracts. As a result, the following loss and LAE process discussion includes information about loss and LAE activity recorded in accordance with GAAP for financial guarantee insurance policies and credit impairments estimated in accordance with U.S. STAT for insured derivative contracts. Refer to “Note 6: Fair Value of Financial Instruments” included herein for additional information about MBIA Corp.’s insured credit derivative contracts.

To date, MBIA Corp. has resolved or agreed to resolve substantially all of its contract claims (referred to as “put-back” claims) related to those mortgage loans whose inclusion in insured securitizations failed to comply with representations and warranties (“ineligible loans”), with the exception of those ineligible loans securitized by Credit Suisse 2007-2 in the home equity mortgage trust (“HEMT”) securitization. Credit Suisse has challenged MBIA Corp.’s assessment of the ineligibility of individual mortgage loans and the dispute is the subject of litigation for which there is no assurance that MBIA Corp. will prevail.

RMBS Case Basis Reserves and Recoveries (Financial Guarantees)

MBIA Corp.’s RMBS reserves and recoveries relate to financial guarantee insurance policies. MBIA Corp. calculated RMBS case basis reserves as of September 30, 2013 for both second-lien and first-lien RMBS transactions using a process called the “Roll Rate Methodology.” The Roll Rate Methodology is a multi-step process using a database of loan level information, a proprietary internal cash flow model, and a commercially available model to estimate expected ultimate cumulative losses on insured bonds. “Roll Rate” is defined as the probability that current loans become delinquent and that loans in the delinquent pipeline are charged-off or liquidated. Generally, Roll Rates are calculated for the previous three months and averaged. The loss reserve estimates are based on a probability-weighted average of three scenarios of loan losses (base case, stress case, and an additional stress case).

In calculating ultimate cumulative losses for RMBS, MBIA Corp. estimates the amount of loans that are expected to be charged-off (deemed uncollectible by servicers of the transactions) or liquidated in the future. MBIA Corp. assumes that charged-off loans have zero recovery values.

Second-lien RMBS Reserves

MBIA Corp.’s second-lien RMBS case basis reserves as of September 30, 2013 relate to RMBS backed by home equity lines of credit (“HELOC”) and closed-end second mortgages (“CES”).

The Roll Rates for 30-59 day delinquent loans and 60-89 day delinquent loans are calculated on a transaction-specific basis. MBIA Corp. assumes that the Roll Rate for 90+ day delinquent loans, excluding foreclosures and Real Estate Owned (“REO”) is 95%. The Roll Rates are applied to the amounts in the respective delinquency buckets based on delinquencies as of August 31, 2013 to estimate future losses from loans that are delinquent as of the current reporting period.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

Roll Rates for loans that are current as of August 31, 2013 (“Current Roll to Loss”) are also calculated on a transaction-specific basis. A proportion of loans reported current as of August 31, 2013 is assumed to become delinquent every month, at a Current Roll to Loss rate that persists at a high level for a time and subsequently starts to decline. A key assumption in the model is the period of time in which MBIA Corp. projects high levels of Current Roll to Loss to persist. MBIA Corp. runs multiple scenarios, each with varying periods of time, for which the high levels of Current Roll to Loss rates persist. Loss reserves are calculated by using a weighted average of these scenarios, with the majority of the probability assigned to stressful scenarios where the high levels of Current Roll to Loss rates persist for six or twenty four months before reverting to historic levels. In the base case scenario, MBIA Corp. assumes that the Current Roll to Loss begins to decline immediately and continues to decline over the next six months to 25% of their levels as of August 31, 2013. For example, in the base case, as of August 31, 2013, if the amount of current loans which become 30-59 days delinquent is 10%, and recent performance suggests that 30% of those loans will be charged-off, the Current Roll to Loss for the transaction is 3%. In the base case, it is then assumed that the Current Roll to Loss will reduce linearly to 25% of its original value over the next six months (i.e., 3% will linearly reduce to 0.75% over the six months from September 2013 to February 2014). After that six-month period, MBIA Corp. further reduces the Current Roll to Loss to 0% by early to mid-2014 with the expectation that the performing seasoned loans will eventually result in loan performance reverting to lower levels of default consistent with history.

In addition, in MBIA Corp.’s loss reserve models for transactions secured by HELOCs, MBIA Corp. considers borrower draw and prepayment rates and factors that could affect the excess spread generated by current loans, which offsets losses and reduces payments. For HELOCs, the current three-month average draw rate is generally used to project future draws on the line. For HELOCs and transactions secured by fixed-rate CES, the three-month average conditional prepayment rate is generally used to start the projection for trends in voluntary principal prepayments. Due to the current volatility in mortgage prepayment rates, which influence mortgage refinancing and voluntary principal prepayment rates, MBIA Corp. used historical average mortgage rates to model its loss reserves in the third quarter of 2013. Projected cash flows are also based on an assumed constant basis spread between floating rate assets and floating rate insured debt obligations (the difference between prime and London Interbank Offered Rate (“LIBOR”) interest rates, minus any applicable fees). For all transactions, cash flow models consider allocations and other structural aspects of the transactions, including managed amortization periods, rapid amortization periods and claims against MBIA Corp.’s insurance policy consistent with such policy’s terms and conditions. In developing multiple loss scenarios, stress is applied by elongating the Current Roll to Loss rate for various periods, simulating a slower improvement in the transaction performance. The estimated net claims from the procedure above are then discounted using a risk-free rate to a net present value reflecting MBIA Corp.’s general obligation to pay claims over time and not on an accelerated basis. The above assumptions represent MBIA Corp.’s probability-weighted estimates of how transactions will perform over time.

MBIA Corp. monitors portfolio performance on a monthly basis against projected performance, reviewing delinquencies, Roll Rates, and prepayment rates (including voluntary and involuntary). However, loan performance remains difficult to predict and losses may exceed expectations. In the event of a material deviation in actual performance from projected performance, MBIA Corp. would increase or decrease the case basis reserves accordingly. If actual performance were to remain at the peak levels for six additional months compared to the probability-weighted outcome currently used by MBIA Corp., the addition to the case basis reserves would be approximately $85 million.

Second-lien RMBS Recoveries

MBIA Corp. primarily records two types of recoveries related to insured second-lien RMBS exposures; recoveries related to put-back claims on ineligible mortgages and excess spread that is generated from performing loans in the insured transactions.

Ineligible Mortgage Loans

As of September 30, 2013, MBIA Corp. recorded estimated recoveries of $1.1 billion, gross of income taxes, related to second-lien RMBS put-back claims on ineligible mortgage loans, consisting of $18 million included in “Insurance loss recoverable” and $1.1 billion included in “Loan repurchase commitments” presented under the heading “Assets of consolidated variable interest entities” on MBIA Corp.’s consolidated balance sheets. As of September 30, 2013 and December 31, 2012, MBIA Corp.’s estimated recoveries after income taxes calculated at the federal statutory rate of 35%, were $737 million and $2.3 billion, respectively, which was 119% and 432% of the consolidated total shareholders’ equity, respectively. As of September 30, 2013, the remaining estimated recoveries relate to MBIA Corp.’s claims based on ineligible mortgage loans asserted against Credit Suisse and the agreed to claims and recoveries against the bankruptcy estates of RFC, GMAC and ResCap as reflected in a disclosure statement filed in August of 2013.

On May 14, 2012, ResCap and its wholly-owned subsidiary companies, RFC and GMAC, each filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. MBIA Corp. asserted claims based on the inclusion of ineligible loans against RFC, GMAC and ResCap, based upon the direct contractual relationship between MBIA Corp., RFC and GMAC.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

As of May 23, 2013, Ally, ResCap, RFC, GMAC and the Consenting Claimants (which includes MBIA Corp.), among other parties, executed a term sheet and supplemental term sheet agreeing to, among other things, a settlement amount of $796 million to be paid to MBIA Corp. as part of a proposed plan to resolve claims against Ally and RFC, GMAC and ResCap. In August of 2013, a disclosure statement filed indicated an increased expected recovery for MBIA Corp. of approximately $828 million. The increased recovery was primarily due to the favorable disposition of assets and settlements of claims. The settlement and anticipated recoveries are consistent with the put-back recoveries recorded by MBIA Corp. The agreement will be implemented through a plan of reorganization in ResCap’s Chapter 11 cases, subject to bankruptcy court approval. In June of 2013, the bankruptcy court issued a Memorandum Opinion approving the Plan. The Plan is subject to confirmation by the bankruptcy court, with confirmation hearings currently scheduled in November 2013. MBIA Corp. anticipates an initial distribution of funds to MBIA Corp. and other claimants in late 2013 or early 2014. This anticipated timeline may change due to developments related to the Junior Secured Note litigation, which occurred in October of 2013, or other matters that develop in the course of events in the bankruptcy court plan confirmation process.

MBIA Corp. continues to refine the indicative scenarios used to calculate put-back recoveries for ResCap based upon information received during the bankruptcy process. MBIA Corp. has made additional adjustments to its recovery calculations related to ResCap in consideration of the agreed upon recovery amount as described in the executed term sheet, supplemental term sheet and plan support agreement submitted in motions filed in May of 2013. During the third quarter of 2013, MBIA Corp. made additional refinements to the probability assumptions utilized to calculate MBIA Corp.’s expected recoveries. The revisions were based upon the submission of documents related to the Plan.

In addition, MBIA Corp. believes that it will prevail in enforcing its contractual put-back rights against Credit Suisse. Based on MBIA Corp.’s assessment of the strength of these claims, MBIA Corp. believes it is entitled to collect the full amount of its incurred losses, and interest on amounts paid. However, uncertainty remains with respect to the ultimate outcome of the litigation with Credit Suisse, which is contemplated in the scenario based-modeling MBIA Corp. utilizes. The Credit Suisse recovery scenarios are based on the amount of incurred losses measured against certain probabilities of ultimate resolution of the dispute with Credit Suisse over the inclusion of ineligible mortgage loans in the HEMT securitization. Most of the probability weight is assigned to partial recovery scenarios.

Expected cash inflows from put-back recoveries are discounted using the current risk-free discount rates associated with the underlying transaction’s cash flows which ranged from 1.4% to 2.7%, depending upon the transaction’s expected average life, which ranged from 5.0 years to 10.4 years.

MBIA Corp. consistently reviews the approach and assumptions it applies to calculate put-back recoveries. The same transactional documents that provide MBIA Corp. with its put-back rights against Credit Suisse also provide that MBIA Corp. is entitled to reimbursement of interest on paid claims at a prescribed interest rate. Following Judge Jed Rakoff’s decision on February 7, 2013 in the Assured Guaranty v. Flagstar case (Assured Guaranty Municipal Corp. v. Flagstar Bank, 11-cv-02375, U.S. District Court, Southern District of New York (Manhattan)), in which he confirmed Assured Guaranty’s analogous right to recover contractual interest in addition to claims paid, MBIA Corp. has refined its put-back recovery assumptions against Credit Suisse to increase the probability that it will be reimbursed for contractual interest owed on paid claims. Consistent with MBIA Corp.’s probability based put-back recovery calculations, it has determined the interest owed contemplating litigation risk and repayment risk, as well as the potential value in the context of a settlement. MBIA Corp. continues to maintain that in the context of its put-back litigation, MBIA Corp. is entitled to receive interest at the New York State statutory rate. However, MBIA Corp. currently calculates its put-back recoveries using the contractual interest rate, which is lower than the New York State statutory rate.

To date, MBIA Corp. has either settled or agreed to settle the majority of MBIA Corp.’s put-back claims, with only Credit Suisse remaining as an outstanding dispute. The settlement amounts have been consistent with the put-back recoveries previously included in MBIA Corp.’s financial statements. Refer to “Note 1: Business Developments and Risks and Uncertainties” included herein for a description of the BofA Settlement Agreement. Additional information on the status of the litigation against Credit Suisse can be found in the “Recovery Litigation” discussion within “Note 12: Commitments and Contingencies.”

MBIA Corp.’s assessment of the remaining unsettled recoveries related to insured Credit Suisse second-lien RMBS is principally based on the following factors:

1.	the settlement of the majority of MBIA Corp.’s put-back claims with sellers/servicers, including those with Bank of America and Flagstar Bank in May of 2013;

2.	Assured Guaranty’s favorable court ruling in its put-back litigation against Flagstar Bank, awarding it the vast majority of the claims paid on the relevant transactions plus interest, fees and expenses, as well as their subsequent settlement with Flagstar Bank, which resolved Assured Guaranty’s put-back claims; and

3.	the court rulings in MBIA Corp.’s put-back litigations.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

MBIA Corp. continues to consider all relevant facts and circumstances, including the factors described above, in developing its assumptions on expected cash inflows, probability of potential recoveries (including the outcome of litigation) and recovery period. The estimated amount and likelihood of potential recoveries are expected to be revised and supplemented to the extent there are developments in the pending litigation and/or changes to the financial condition of Credit Suisse. While MBIA Corp. believes it will be successful in realizing recoveries from contractual claims, the ultimate amounts recovered may be materially different from those recorded by MBIA Corp. given the inherent uncertainty of the manner of resolving the claims (e.g., litigation) and the assumptions used in the required estimation process for accounting purposes which are based, in part, on judgments and other information that are not easily corroborated by historical data or other relevant benchmarks.

All of MBIA Corp.’s policies insuring second-lien RMBS for which litigation has been initiated against sellers/servicers are in the form of financial guarantee insurance contracts. In accordance with GAAP, MBIA Corp. has not recorded a gain contingency with respect to pending litigation.

Excess Spread

As of September 30, 2013, MBIA Corp. recorded estimated recoveries of $756 million in reimbursement of past and future expected claims through excess spread in insured second-lien RMBS transactions. Of the expected reimbursement from excess spread, $669 million is included in “Insurance loss recoverable” and $87 million is included in “Loss and loss adjustment expense reserves” on MBIA Corp.’s consolidated balance sheets. Excess spread is generated by performing loans within insured RMBS securitizations and is the difference between interest inflows on mortgage loan collateral and interest outflows on insured beneficial interests. The amount of excess spread depends on the future delinquency and loss trends, future prime and LIBOR interest rates and borrower refinancing behavior, which results in voluntary prepayments.

First-lien RMBS Reserves

MBIA Corp.’s first-lien RMBS case basis reserves as of September 30, 2013, which primarily relate to RMBS backed by Alt-A and subprime mortgage loans, were determined using the Roll Rate Methodology. MBIA Corp. assumes that the Roll Rate for loans in foreclosure, REO and bankruptcy are 90%, 90% and 75%, respectively. Roll Rates for current, 30-59 day delinquent loans, 60-89 day delinquent loans and 90+ day delinquent loans are calculated on a transaction-specific basis. The Current Roll to Loss rates stay at the August 31, 2013 level for one month before declining to 25% of this level over a 24-month period.

MBIA Corp. estimates future losses by utilizing three different probability-weighted scenarios: base; stress; and additional stress. The three scenarios differ in the roll rates to loss of 90+ day delinquent loans. In the base scenario, MBIA Corp. uses deal-specific roll rates obtained from historic loan level roll rate data. In the stress scenario, MBIA Corp. assumes a 90% roll rate for all 90+ day delinquent loans. In the additional stress scenario, the roll rates for each deal are an average of the deal-specific roll rate used in the base scenario and the 90% rate. The Roll Rates are applied to the amounts in each deal’s respective 90+ delinquency bucket based on delinquencies as of August 31, 2013 in order to estimate future losses from loans that are delinquent as of September 30, 2013.

In calculating ultimate cumulative losses for first-lien RMBS, MBIA Corp. estimates the amount of loans that are expected to be liquidated through foreclosure or short sale. The time to liquidation for a defaulted loan is specific to the loan’s delinquency bucket with the latest three-month average loss severities generally used to start the projection for trends in loss severities at loan liquidation. The loss severities are reduced over time to account for reduction in the amount of foreclosure inventory, anticipated future increases in home prices, principal amortization of the loan and government foreclosure moratoriums.

ABS CDOs (Financial Guarantees and Insured Derivatives)

MBIA Corp.’s insured ABS CDOs are transactions that include a variety of collateral ranging from corporate bonds to structured finance assets (which includes but are not limited to RMBS related collateral, ABS CDOs, corporate CDOs and collateralized loan obligations). These transactions were insured as either financial guarantee insurance policies or credit derivatives with the majority currently insured in the form of financial guarantees. Since the fourth quarter of 2007, MBIA Corp.’s insured par exposure within the ABS CDO portfolio has been substantially reduced through a combination of terminations and commutations. Accordingly, as of September 30, 2013, the insured par exposure of the ABS CDO financial guarantee insurance policies and credit derivatives portfolio has declined by approximately 96% of the insured amount as of December 31, 2007.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

MBIA Corp.’s ABS CDOs originally benefited from two sources of credit enhancement. First, the subordination in the underlying securities collateralizing the transaction must be fully eroded and second, the subordination below the insured tranche in the CDO transaction must be fully eroded before the insured tranche is subject to a claim. MBIA Corp.’s payment obligations after a default are timely interest and ultimate principal.

The primary factor in estimating reserves on insured ABS CDO policies written as financial guarantee insurance policies and in estimating impairments on insured ABS CDO credit derivatives is the losses associated with the underlying collateral in the transactions. MBIA Corp.’s approach to establishing reserves or impairments in this portfolio employs a methodology which is similar to other structured finance asset classes insured by MBIA Corp. MBIA Corp. utilizes up to a total of four probability-weighted scenarios in order to estimate its reserves or impairments for ABS CDOs.

As of September 30, 2013, MBIA Corp. established loss and LAE reserves totaling $87 million related to ABS CDO financial guarantee insurance policies after the elimination of $196 million as a result of consolidating VIEs. For the nine months ended September 30, 2013, MBIA Corp. had a benefit of $47 million of losses and LAE recorded in earnings related to ABS CDO financial guarantee insurance policies after the elimination of a $39 million benefit as a result of consolidating VIEs. In the event of further deteriorating performance of the collateral referenced or held in ABS CDO transactions, the amount of losses estimated by MBIA Corp. could increase substantially.

Credit Impairments Related to Structured CMBS Pools, CRE CDOs and CRE Loan Pools (Financial Guarantees and Insured Derivatives)

Most of the structured CMBS pools, CRE CDOs and CRE loan pools insured by MBIA Corp. are accounted for as insured credit derivatives and are carried at fair value in MBIA Corp.’s consolidated financial statements. Since MBIA Corp.’s insured credit derivatives have similar terms, conditions, risks, and economic profiles to its financial guarantee insurance policies, MBIA Corp. evaluates them for impairment in the same way that it estimates loss and LAE for its financial guarantee policies. The following discussion provides information about MBIA Corp.’s process for estimating credit impairments on these contracts using its statutory loss reserve methodology, determined as the present value of the probability-weighted potential future losses, net of estimated recoveries, across multiple scenarios, plus actual payments and collections.

MBIA Corp. has developed multiple scenarios to consider the range of potential outcomes in the CRE market and their impact on MBIA Corp. The approaches require substantial judgments about the future performance of the underlying loans, and include the following:

•

The first approach considers the range of commutation agreements achieved over the past several years with multiple counterparties and results in an estimated price to commute the remaining policies. It is customized by counterparty and is dependent upon the level of dialogue with the counterparty and the credit quality and payment profile of the underlying exposure.

•

The second approach considers current delinquency rates and uses current and projected net operating income (“NOI”) and capitalization rates (“Cap Rates”) to project losses under two scenarios. These scenarios assume that property performance remains flat for the near term and then improves gradually. Additionally, certain large loans are reviewed individually so that performance and loss severity can be more accurately determined. Other loans are reviewed for factors that may mitigate potential performance. This approach utilizes two scenarios which vary in the levels of expected future defaults.

•

The last approach is based on a proprietary model developed by reviewing performance data on over 80,000 securitized CRE loans originated between 1992 and 2011. The time period covered during the performance review includes the years 2006 through 2011 because they encompass a period of extreme stress in the economy and the CRE markets. MBIA Corp. found property type and the debt service coverage ratio to be the most significant determinants of a loan’s average annual default probability, and developed a model based on these factors. MBIA Corp. then ran Monte Carlo simulations to estimate the timing of defaults and losses at the property level by applying property type-based Cap Rates to estimate the property’s NOI.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

The loss severities projected by these scenarios vary widely, from moderate to substantial losses. Actual losses will be a function of the proportion of loans in the pools that are foreclosed and liquidated and the loss severities associated with those liquidations. If the deductibles in MBIA Corp.’s insured transactions and underlying referenced CMBS transactions are fully eroded, additional property level losses upon foreclosures and liquidations could result in substantial losses for MBIA Corp. Ultimate loss rates remain uncertain because many loans are still delinquent and have not yet been resolved, others have been modified and others do not mature for another three to four years at which time they will face the need to refinance. MBIA Corp. assigns a wide range of probabilities to these scenarios and incorporates views that liquidations will continue to be mitigated by loan extensions and modifications, and that property values and NOIs have bottomed for many sectors and markets in the U.S. The weightings are customized for each counterparty. If macroeconomic stress were to increase or the U.S. enters into a recession, higher delinquencies, liquidations and/or higher severities of loss upon liquidation may result and MBIA Corp. may incur substantial additional losses. The foreclosure and REO pipelines are still relatively robust, with several restructurings and liquidations yet to occur, so the range of possible outcomes is wider than those for MBIA Corp.’s exposures to ABS CDOs and second-lien RMBS. Prior to June 30, 2013, MBIA Corp. incorporated an additional approach based on recent Roll Rates experienced within each of the commercial mortgage-backed index series. This actuarial approach was eliminated as a result of more emphasis being placed on loan-specific scenarios.

In the CRE CDO portfolio, transaction-specific structures require certain reporting and management protocols and often require MBIA Corp. to incorporate these structural distinctions into its models. None of the CRE CDOs insured by MBIA Corp. allow for reinvesting at this time, and many of the senior bonds have begun to amortize.

For the nine months ended September 30, 2013, MBIA Corp. had a benefit of $28 million of losses and LAE recorded in earnings related to CRE CDO financial guarantee insurance policies. For the nine months ended September 30, 2013, additional credit impairments and LAE for insured derivatives on structured CMBS pools, CRE CDOs and CRE loan pools were estimated to be $487 million as a result of additional delinquencies and loan level liquidations, as well as continued refinements of MBIA Corp.’s assessment of various commutation possibilities. The cumulative credit impairments and LAE on structured CMBS pools, CRE CDOs and CRE loan pools were estimated to be $4.1 billion through September 30, 2013. Though the pace of increases in the delinquency rate has slowed, many loans are being modified and liquidations continue to take place. Loan level losses have ranged from 1% to 2%, to near complete losses, and in a few cases severities exceeded 100%. These liquidations have led to bond level losses which have reduced the level of enhancement to the individual CMBS bonds referenced by the insured structured CMBS pools and in certain cases have resulted in deductible erosion. Bond level enhancement and pool level deductibles are structural features intended to mitigate losses to MBIA Corp., however, some of the transactions reference similar rated subordinate tranches of CMBS bonds. When there are broad-based declines in property performance, this leverage can result in rapid deterioration in pool performance. Beginning in the second quarter of 2013, MBIA Corp. paid claims on a CMBS pool transaction that experienced deterioration such that all remaining deductible was eliminated.

Loss and LAE Activity

Financial Guarantee Insurance Losses (Non-Derivative)

MBIA Corp.’s financial guarantee insurance losses and LAE for the nine months ended September 30, 2013 are presented in the following table:

Losses and LAE	Nine Months Ended September 30, 2013
In millions	Second-lien RMBS	First-lien RMBS	Other		Total
Losses and LAE related to actual and expected payments	$85	$12	$97		$194
Recoveries of actual and expected payments	(177)	(11)	80		(108)

Gross losses incurred	(92)	1	177		86
Reinsurance	-	-	(99)		(99)

Losses and LAE	$(92)	$1	$78(	1)	$(13)

(1) -	Includes ABS CDOs, CMBS and other issues.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

The losses and LAE related to actual and expected payments in the preceding table includes $97 million in other exposures primarily related to U.S. public finance transactions which MBIA Corp. cedes to National. The second-lien RMBS losses and LAE related to actual and expected payments comprise net increases of previously established reserves. The recoveries of actual and expected payments were primarily related to second-lien RMBS recoveries of $177 million, including $316 million in recoveries primarily resulting from ineligible mortgage loans included in insured exposures that are subject to contractual obligations by sellers/servicers to repurchase or replace such mortgages, partially offset by a $139 million reduction in excess spread. Partially offsetting increases in second-lien RMBS recoveries of actual and expected payments were decreases of $80 million related to other issues primarily resulting from a reversal of recoveries related to high yield corporate CDOs.

The following table provides information about the financial guarantees and related claim liability included in each of MBIA Corp.’s surveillance categories as of September 30, 2013:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	65	20	5	189	279
Number of issues(1)	28	15	4	133	180
Remaining weighted average contract period (in years)	10.0	5.3	8.4	9.6	9.4
Gross insured contractual payments outstanding:(2)
Principal	$4,528	$1,099	$44	$8,242	$13,913
Interest	3,211	279	18	4,755	8,263

Total	$7,739	$1,378	$62	$12,997	$22,176

Gross claim liability	$-	$-	$-	$1,465	$1,465
Less:
Gross potential recoveries	-	-	-	1,231	1,231
Discount, net	-	-	-	278	278

Net claim liability (recoverable)	$-	$-	$-	$(44)	$(44)

Unearned premium revenue	$125	$20	$-	$100	$245

(1) -	An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.
(2) -	Represents contractual principal and interest payments due by the issuer of the obligations insured by MBIA Corp.

The following table provides information about the financial guarantees and related claim liability included in each of MBIA Corp.’s surveillance categories as of December 31, 2012:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	49	25	8	204	286
Number of issues(1)	27	15	8	135	185
Remaining weighted average contract period (in years)	8.2	4.0	6.0	9.5	8.6
Gross insured contractual payments outstanding:(2)
Principal	$4,126	$1,176	$307	$9,412	$15,021
Interest	2,690	256	69	5,231	8,246

Total	$6,816	$1,432	$376	$14,643	$23,267

Gross claim liability	$-	$-	$-	$1,569	$1,569
Less:
Gross potential recoveries	-	-	-	4,090	4,090
Discount, net	-	-	-	233	233

Net claim liability (recoverable)	$-	$-	$-	$(2,754)	$(2,754)

Unearned premium revenue	$142	$11	$2	$121	$276

(1) -	An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.
(2) -	Represents contractual principal and interest payments due by the issuer of the obligations insured by MBIA Corp.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

The gross claim liability as of September 30, 2013 and December 31, 2012 in the preceding tables represents MBIA Corp.’s estimate of undiscounted probability-weighted future claim payments, which principally relate to insured first and second-lien RMBS transactions and U.S. public finance transactions. The gross potential recoveries represent MBIA Corp.’s estimate of undiscounted probability-weighted recoveries of actual claim payments and recoveries of estimated future claim payments, and principally relate to insured second-lien RMBS transactions and U.S. public finance transactions. MBIA Corp.’s recoveries have been, and remain based on either salvage rights, the rights conferred to MBIA Corp. through the transactional documents (inclusive of the insurance agreement), or subrogation rights embedded within financial guarantee insurance policies. Expected salvage and subrogation recoveries, as well as recoveries from other remediation efforts, reduce MBIA Corp.’s claim liability. Once a claim payment has been made, the claim liability has been satisfied and MBIA Corp.’s right to recovery is no longer considered an offset to future expected claim payments, it is recorded as a salvage asset. The amount of recoveries recorded by MBIA Corp. is limited to paid claims plus the present value of projected future claim payments. As claim payments are made, the recorded amount of potential recoveries may exceed the remaining amount of the claim liability for a given policy. The gross claim liability and gross potential recoveries reflect the elimination of claim liabilities and potential recoveries related to VIEs consolidated by MBIA Corp.

The following table presents the components of MBIA Corp.’s loss and LAE reserves and insurance loss recoverable as reported on MBIA Corp.’s consolidated balance sheets as of September 30, 2013 and December 31, 2012 for insured obligations within MBIA Corp.’s “Classified List.” The loss reserves (claim liability) and insurance claim loss recoverable included in the following table represent the present value of the probability-weighted future claim payments and recoveries reported in the preceding tables.

In millions	As of September 30, 2013	As of December 31, 2012
Loss reserves (claim liability)	$625	$786
LAE reserves	50	60

Loss and LAE reserves	$675	$846

Insurance claim loss recoverable	$(737)	$(3,610)
LAE insurance loss recoverable	(5)	(38)

Insurance loss recoverable	$(742)	$(3,648)

Reinsurance recoverable on unpaid losses	$63	$152
Reinsurance recoverable on LAE reserves	25	6
Reinsurance recoverable on paid losses	-	1

Reinsurance recoverable on paid and unpaid losses	$88	$159

As of September 30, 2013, loss and LAE reserves include $985 million of reserves for expected future payments offset by expected recoveries of such future payments of $310 million. As of December 31, 2012, loss and LAE reserves included $1.2 billion of reserves for expected future payments offset by expected recoveries of such future payments of $320 million. As of September 30, 2013, the insurance loss recoverable principally related to expected future recoveries on second-lien RMBS transactions resulting from expected excess spread generated by performing loans in such transactions. As of December 31, 2012, the insurance loss recoverable principally related to estimated recoveries of payments made by MBIA Corp. resulting from ineligible mortgage loans in certain insured second-lien residential mortgage loan securitizations that are subject to a contractual obligation by the sellers/servicers to repurchase or replace the ineligible mortgage loans and expected future recoveries on second-lien RMBS transactions resulting from expected excess spread generated by performing loans in such transactions.

To date, as a result of the Bank of America and Flagstar Bank settlements, as well as the agreement between Consenting Claimants, ResCap and Ally, in the ResCap bankruptcy proceeding discussed above, MBIA Corp. expects to be reimbursed for the majority of its potential recoveries related to ineligible mortgage loans by the end of 2013 or early 2014, which are primarily included in “Loan repurchase commitments” presented under the heading “Assets of consolidated variable interest entities” on MBIA Corp.’s consolidated balance sheets.

For the nine months ended September 30, 2013, MBIA Corp. collected approximately $2.8 billion, net of reinsurance, primarily related to insured second-lien RMBS transactions. MBIA Corp. made payments of $238 million, of which $166 million related to insured second-lien RMBS transactions.

For the nine months ended September 30, 2013, the decrease in insurance loss recoverable related to paid losses totaled $2.9 billion, and primarily resulted from the collections of previously established recoveries related to the settlement with Bank of America on the ineligible mortgage loans related to insured second-lien RMBS transactions.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

The following table presents the amounts of MBIA Corp.’s second-lien RMBS exposure, gross undiscounted claim liability and potential recoveries related to non-consolidated VIEs and consolidated VIEs, included in MBIA Corp.’s “Classified List,” as of September 30, 2013.

Second-lien RMBS Exposure		Outstanding		Gross Undiscounted
$ in billions	Issues	Gross Principal	Gross Interest	Claim Liability	Potential Recoveries
Non-consolidated VIEs	23	$3.6	$1.3	$0.2	$0.9
Consolidated VIEs	11	$1.8	$0.7	$0.1	$1.4

The following table presents changes in MBIA Corp.’s loss and LAE reserves for the nine months ended September 30, 2013. Changes in the loss and LAE reserves attributable to the accretion of the claim liability discount, changes in discount rates, changes in the timing and amounts of estimated payments and recoveries, changes in assumptions and changes in LAE reserves are recorded in “Losses and loss adjustment” expenses in MBIA Corp.’s consolidated statements of operations. As of September 30, 2013, the weighted average risk-free rate used to discount MBIA Corp.’s loss reserves (claim liability) was 2.10%. LAE reserves are expected to be settled within a one-year period and are not discounted.

In millions	Changes in Loss and LAE Reserves for the Nine Months Ended September 30, 2013
Gross Loss and LAE Reserves as of December 31, 2012	Loss Payments for Cases with Reserves	Accretion of Claim Liability Discount	Changes in Discount Rates	Changes in Assumptions	Changes in Unearned Premium Revenue	Changes in LAE Reserves	Other(1)	Gross Loss and LAE Reserves as of September 30, 2013
$846	$(292)	$10	$(71)	$109	$2	$(10)	$81	$675

(1) -	Primarily changes in amount and timing of payments.

The decrease in MBIA Corp.’s gross loss and LAE reserves reflected in the preceding table was primarily due to a decrease in reserves related to loss payments on insured first and second-lien RMBS securitizations and U.S. public finance issues, partially offset by changes in assumptions.

Current period changes in MBIA Corp.’s estimate of potential recoveries may be recorded as an insurance loss recoverable asset, netted against the gross loss and LAE reserve liability, or both. The following table presents changes in MBIA Corp.’s insurance loss recoverable and changes in recoveries on unpaid losses reported within MBIA Corp.’s claim liability for the nine months ended September 30, 2013. Changes in insurance loss recoverable attributable to the accretion of the discount on the recoverable, changes in discount rates, changes in the timing and amounts of estimated collections, changes in assumptions and changes in LAE recoveries are recorded in “Losses and loss adjustment” expenses on MBIA Corp.’s consolidated statements of operations.

		Changes in Insurance Loss Recoverable and Recoveries on Unpaid Losses for the
		Nine Months Ended September 30, 2013
In millions	Gross Reserve as of December 31, 2012	Collections for Cases with Recoveries	Accretion of Recoveries	Changes in Discount Rates	Changes in Assumptions	Changes in LAE Recoveries	Other(1)	Gross Reserve as of September 30, 2013
Insurance loss recoverable	$3,648	$(2,981)	$16	$(25)	$129	$(33)	$(12)	$742
Recoveries on unpaid losses	320	-	4	(25)	9	2	—	310

Total	$3,968	$(2,981)	$20	$(50)	$138	$(31)	$(12)	$1,052

(1)	Primarily changes in amount and timing of collections.

MBIA Corp.’s insurance loss recoverable decreased during 2013 primarily due to recoveries associated with issues outstanding as of December 31, 2012, which related to the settlement with Bank of America on the ineligible mortgage loans included in insured second-lien residential mortgage securitization exposures that are subject to contractual obligations by sellers/servicers to repurchase or replace such mortgages. Recoveries on unpaid losses decreased primarily due to changes in discount rates, partially offset by changes in assumptions.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

The following table presents MBIA Corp.’s total estimated recoveries from ineligible mortgage loans included in certain insured second-lien mortgage loan securitizations as of September 30, 2013. The total estimated recoveries from ineligible mortgage loans of $1.1 billion include $18 million recorded as “Insurance loss recoverable” and $1.1 billion recorded as “Loan repurchase commitments” presented under the heading “Assets of consolidated variable interest entities” on MBIA Corp.’s consolidated balance sheets.

In millions
Total Estimated Recoveries from Ineligible Mortgage Loans as of December 31, 2012	Accretion of Future Collections	Changes in Discount Rates	Recoveries (Collections)	Changes in Assumptions	Other(1)	Total Estimated Recoveries from Ineligible Mortgage Loans as of September 30, 2013
$3,583	$20	$(7)	$(2,897)	$433	$1	$1,133

(1)	Primarily changes in amount and timing of collections.

The decrease in MBIA Corp.’s total estimated recoveries from ineligible mortgage loans in the preceding table primarily resulted from the collections of previously established recoveries related to the settlement with Bank of America and Flagstar Bank on the ineligible mortgage loans related to insured second-lien RMBS securitizations.

Remediation actions may involve, among other things, waivers or renegotiations of financial covenants or triggers, waivers of contractual provisions, the granting of consents, transfer of servicing, consideration of restructuring plans, acceleration, security or collateral enforcement, actions in bankruptcy or receivership, litigation and similar actions. The types of remedial actions pursued are based on the insured obligation’s risk type and the nature and scope of the event giving rise to the remediation. As part of any such remedial actions, MBIA Corp. seeks to improve its security position and to obtain concessions from the issuer of the insured obligation. From time to time, the issuer of an MBIA Corp.-insured obligation may, with the consent of MBIA Corp., restructure the insured obligation by extending the term, increasing or decreasing the par amount or decreasing the related interest rate, with MBIA Corp. insuring the restructured obligation.

Costs associated with remediating insured obligations assigned to MBIA Corp.’s “Caution List—Low,” “Caution List—Medium,” “Caution List—High” and “Classified List” are recorded as LAE. LAE is primarily recorded as part of MBIA Corp.’s provision for its loss reserves and included in “Losses and loss adjustment” expenses on MBIA Corp.’s consolidated statements of operations. The following table presents the gross expenses related to remedial actions for insured obligations:

	Nine Months Ended September 30,
In millions	2013	2012
Loss adjustment expense incurred, gross	$31	$108

Note 6: Fair Value of Financial Instruments

Fair Value Measurement

Fair value is a market-based measure considered from the perspective of a market participant. Therefore, even when market assumptions are not readily available, MBIA Corp.’s own assumptions are set to reflect those which it believes market participants would use in pricing an asset or liability at the measurement date. The fair value measurements of financial instruments held or issued by MBIA Corp. are determined through the use of observable market data when available. Market data is obtained from a variety of third-party sources, including dealer quotes. If dealer quotes are not available for an instrument that is infrequently traded, MBIA Corp. uses alternate valuation methods, including either dealer quotes for similar instruments or modeling using market data inputs. The use of alternate valuation methods generally requires considerable judgment in the application of estimates and assumptions, and changes to such estimates and assumptions may produce materially different fair values.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

The accounting guidance for fair value measurement establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available and reliable. Observable inputs are those MBIA Corp. believes that market participants would use in pricing an asset or liability based on available market data. Unobservable inputs are those that reflect MBIA Corp.’s beliefs about the assumptions market participants would use in pricing an asset or liability based on the best information available. The fair value hierarchy is broken down into three levels based on the observability and reliability of inputs, as follows:

•

Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that MBIA Corp. can access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail any degree of judgment.

•

Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly. Level 2 assets include debt securities with quoted prices that are traded less frequently than exchange-traded instruments, securities which are priced using observable inputs and derivative contracts whose values are determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.

•

Level 3—Valuations based on inputs that are unobservable and supported by little or no market activity and that are significant to the overall fair value measurement. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques where significant inputs are unobservable, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

The availability of observable inputs can vary from product to product and period to period and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new and not yet established in the marketplace, and other characteristics particular to the product. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, MBIA Corp. assigns the level in the fair value hierarchy for which the fair value measurement in its entirety falls, based on the least observable input that is significant to the fair value measurement.

Financial Assets (excluding derivative assets)

Financial assets, excluding derivative assets, held by MBIA Corp. primarily consist of investments in debt securities. Substantially all of MBIA Corp.’s investments are priced by independent third parties, including pricing services and brokers. Typically MBIA Corp. receives one pricing service value or broker quote for each instrument, which represents a non-binding indication of value. MBIA Corp. reviews the assumptions, inputs and methodologies used by pricing services to obtain reasonable assurance that the prices used in its valuations reflect fair value. When MBIA Corp. believes a third-party quotation differs significantly from its internally developed expectation of fair value, whether higher or lower, MBIA Corp. reviews its data or assumptions with the provider. This review includes comparing significant assumptions such as prepayment speeds, default ratios, forward yield curves, credit spreads and other significant quantitative inputs to internal assumptions, and working with the price provider to reconcile the differences. The price provider may subsequently provide an updated price. In the event that the price provider does not update its price, and MBIA Corp. still does not agree with the price provided, MBIA Corp. will try to obtain a price from another third-party provider, such as a broker, or use an internally developed price which it believes represents the fair value of the investment. The fair values of investments for which internal prices were used were not significant to the aggregate fair value of MBIA Corp.’s investment portfolio as of September 30, 2013 or December 31, 2012. All challenges to third-party prices are reviewed by staff of MBIA Corp. with relevant expertise to ensure reasonableness of assumptions.

In addition to challenging pricing assumptions, MBIA Corp. obtains reports from the independent accountants for significant third-party pricing services attesting to the effectiveness of the controls over data provided to MBIA Corp. These reports are obtained annually and are reviewed by MBIA Corp. to ensure key controls are applied by the pricing services, and that appropriate user controls are in place at the third-party pricing services organization to ensure proper measurement of the fair values of its investments. In the event that any controls in these reports are deemed ineffective by independent accountants, MBIA Corp. will take the necessary actions to ensure that internal user controls are in place to mitigate the control risks. No deficiencies were noted for significant third-party pricing services used.

Derivative Assets and Liabilities

MBIA Corp.’s derivative liabilities are primarily insured credit derivatives that reference structured pools of cash securities and CDSs. MBIA Corp. generally insured the most senior liabilities of such transactions, and at the inception of transactions its exposure generally had more subordination than needed to achieve triple-A ratings from credit rating agencies. The types of collateral underlying its insured derivatives consist of cash securities and CDSs referencing primarily corporate, asset-backed, residential mortgage-backed, commercial mortgage-backed, CRE loans, and CDO securities.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

MBIA Corp.’s insured credit derivative contracts are non-traded structured credit derivative transactions. Since insured derivatives are highly customized and there is generally no observable market for these derivatives, MBIA Corp. estimates their fair values in a hypothetical market based on internal and third-party models simulating what a similar company would charge to assume MBIA Corp.’s position in the transaction at the measurement date. This pricing would be based on the expected loss of the exposure. MBIA Corp. reviews its valuation model results on a quarterly basis to assess the appropriateness of the assumptions and results in light of current market activity and conditions. This review is performed by internal staff with relevant expertise. If live market spreads or securities prices are observable for similar transactions, those spreads are an integral part of the analysis. New insured transactions that resemble existing (previously insured) transactions, if any, would be considered, as well as negotiated settlements of existing transactions.

MBIA Corp. may from time to time make changes in its valuation techniques if the change results in a measurement that it believes is equally or more representative of fair value under current circumstances.

Internal Review Process

All significant financial assets and liabilities, including derivative assets and liabilities, are reviewed by committees created by MBIA Corp. to ensure compliance with MBIA Corp. policies and risk procedures in the development of fair values of financial assets and liabilities. These valuation committees review, among other things, key assumptions used for internally developed prices, significant changes in sources and uses of inputs, including changes in model approaches, and any adjustments from third-party inputs or prices to internally developed inputs or prices. The committees also review any significant impairment or improvements in fair values of the financial instruments from prior periods. From time to time, these committees will reach out to MBIA Corp. valuation experts to better understand key methods and assumptions used for the determination of fair value, including understanding significant changes in fair values. These committees are comprised of senior finance team members with the relevant experience in the financial instruments their committee is responsible for. Each quarter, these committees document their agreement with the fair values developed by management of MBIA Corp. as reported in the quarterly and annual financial statements.

Valuation Techniques

Valuation techniques for financial instruments measured at fair value or disclosed at fair value are described below:

Fixed-Maturity Securities (and Short-Term Investments) Held as Available-For-Sale, Investments (including fixed-maturity securities) Carried at Fair Value, Other Investments, and Investments Held-to-Maturity, at Amortized Cost.

Fixed-maturity securities (and short-term investments) held as available-for-sale (“AFS”), investments carried at fair value, other investments, and investments held-to-maturity (“HTM”), at amortized cost include investments in U.S. Treasury and government agencies, foreign governments, corporate obligations, mortgage-backed and asset-backed securities (including CMBS and CDOs), state and municipal bonds, perpetual debt and equity securities (including money market mutual funds), and loans receivable with an affiliate.

These investments are generally valued based on recently executed transaction prices or quoted market prices. When quoted market prices are not available, fair value is generally determined using quoted prices of similar investments or a valuation model based on observable and unobservable inputs. Inputs vary depending on the type of investment. Observable inputs include contractual cash flows, interest rate yield curves, CDS spreads, prepayment and volatility scores, diversity scores, cross-currency basis index spreads, and credit spreads for structures similar to the financial instrument in terms of issuer, maturity and seniority. Unobservable inputs include cash flow projections and the value of any credit enhancement.

The fair value of the HTM investments is determined using discounted cash flow models. Key inputs include unobservable cash flows projected over the expected term of the investment discounted using observable interest rate yield curves of similar securities.

Investments based on quoted market prices of identical investments in active markets are classified as Level 1 of the fair value hierarchy. Level 1 investments generally consist of U.S. Treasury and foreign government and agency investments. Quoted market prices of investments in less active markets, as well as investments which are valued based on other than quoted prices for which the inputs are observable, such as interest rate yield curves, are categorized in Level 2 of the fair value hierarchy. Investments that contain significant inputs that are not observable are categorized as Level 3.

Cash and Cash Equivalents, Accrued Investment Income, Secured Loan and Payable for Investments Purchased

The carrying amounts of cash and cash equivalents, accrued investment income, secured loan and payable for investments purchased approximate fair values due to the short-term nature and credit worthiness of these instruments.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

Loans Receivable at Fair Value

Loans receivable at fair value are comprised of loans held by consolidated VIEs consisting of residential mortgage loans, commercial mortgage loans and other whole business loans. Fair values of residential mortgage loans are determined using quoted prices for mortgage-backed securities (“MBS”) issued by the respective VIE and adjustments for the fair values of the financial guarantees provided by MBIA Corp. on the related MBS. Fair values of commercial mortgage loans and other whole business loans are valued based on quoted prices of similar collateralized MBS. Loans receivable at fair value are categorized in Level 3 of the fair value hierarchy.

Loan Repurchase Commitments

Loan repurchase commitments are obligations owed by the sellers/servicers of mortgage loans to either MBIA Corp. as reimbursement of paid claims or to the RMBS trusts as defined in the transaction documents. Loan repurchase commitments are assets of the consolidated VIEs. This asset represents the rights of MBIA Corp. against the sellers/servicers for breaches of representations and warranties that the securitized residential mortgage loans sold to the trust to comply with stated underwriting guidelines and for the sellers/servicers to cure, replace, or repurchase mortgage loans. Fair value measurements of loan repurchase commitments represent the amounts owed by the sellers/servicers to MBIA Corp. as reimbursement of paid claims. Loan repurchase commitments are not securities and no quoted prices or comparable market transaction information are observable or available. Loan repurchase commitments at fair value are categorized in Level 3 of the fair value hierarchy. Fair values of loan repurchase commitments are determined using discounted cash flow techniques based on inputs including:

•	breach rates representing the rate at which the sellers/servicers failed to comply with stated representations and warranties;

•	recovery rates representing the estimates of future cash flows for the asset, including estimates about possible variations in the amount of cash flows expected to be collected;

•	expectations about possible variations in the timing of collections of the cash flows; and

•	time value of money, represented by the rate on risk-free monetary assets.

Variable Interest Entity Notes

The fair values of VIE notes are determined based on recently executed transaction prices or quoted prices where observable. When position-specific quoted prices are not observable, fair values are based on quoted prices of similar securities. Fair values based on quoted prices of similar securities may be adjusted for factors unique to the securities, including any credit enhancement. When observable quoted prices are not available, fair value is determined based on discounted cash flow techniques of the underlying collateral using observable and unobservable inputs. Observable inputs include interest rate yield curves and bond spreads of similar securities. Unobservable inputs include the value of any credit enhancement. VIE notes are categorized in Level 2 or Level 3 of the fair value hierarchy based on the lowest level input that is significant to the fair value measurement in its entirety.

Variable Interest Entity Derivatives

The VIE’s have entered into derivative transactions primarily consisting of interest rate swaps, cross currency swaps, and interest rate caps. Fair values of over-the-counter derivatives are determined using valuation models based on observable inputs. These observable and market-based inputs include interest rate and volatilities. These derivatives are categorized in Level 2 or Level 3 of the fair value hierarchy based on the input that is significant to the fair value measurement in its entirety.

Long-term Debt

Long-term debt consists of surplus notes and related accrued interest. As of December 31, 2012, there was a secured loan from an affiliate which was repaid in the second quarter of 2013. The fair value of the surplus notes is estimated based on quoted market prices for identical or similar securities. The fair value of the secured loan was determined as the net present value of expected cash flows from the loan. The discount rate is the yield to maturity of a comparable corporate bond index. The fair value of the accrued interest expense on the surplus notes is determined based on the scheduled interest payments discounted by the market’s perception of the credit risk related to the repayment of the surplus notes. The credit risk related to the repayment of the surplus notes is based on recent trades of the surplus notes. The deferred interest payment will be due on the first business day on or after which MBIA Corp. obtains approval to make such payment.

The carrying amounts of accrued interest expense on all other long-term debt approximate fair value due to the short-term nature of these instruments. Long-term debt is categorized as Level 2 of the fair value hierarchy.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

Insured Credit Derivatives

MBIA Corp. derivative contracts primarily consist of insured credit derivatives which cannot be legally traded and generally do not have observable market prices. MBIA Corp. determines the fair values of insured credit derivatives using valuation models. The fair valuation models are consistently applied from period to period, with refinements to the fair value estimation approach being applied as and when the information becomes available. Negotiated settlements are also considered when determining fair value to provide the best estimate of how another market participant would evaluate fair value.

Approximately 98% of the balance sheet fair value of insured credit derivatives as of September 30, 2013 was valued based on the Binomial Expansion Technique (“BET”) Model. Approximately 2% of the balance sheet fair value of insured credit derivatives as of September 30, 2013 was valued based on the internally developed Direct Price Model and a dual-default model. The valuation of insured derivatives includes the impact of its credit standing. All of these derivatives are categorized as Level 3 of the fair value hierarchy as their fair value is derived using significant unobservable inputs.

Description of the BET Model

1. Valuation Model Overview

The BET Model estimates what a bond insurer would charge to guarantee a transaction at the measurement date, based on the market-implied default risk of the underlying collateral and the remaining structural protection in a deductible or subordination.

Inputs to the process of determining fair value for structured transactions using the BET Model include estimates of collateral loss, allocation of loss to separate tranches of the capital structure and calculation of the change in value.

•	Estimates of aggregated collateral losses are calculated by reference to the following (described in further detail under “BET Model Inputs” below):

•

credit spreads of underlying collateral based on actual spreads or spreads on similar collateral with similar ratings, or in some cases, are benchmarked; for collateral pools where the spread distribution is characterized by extremes, MBIA Corp. models each segment of the pool separately instead of using an overall pool average;

•	diversity score of the collateral pool as an indication of correlation of collateral defaults; and

•	recovery rate for all defaulted collateral.

•	Allocation of losses to separate tranches of the capital structure according to priority of payments in a transaction.

•

The inception-to-date unrealized gain or loss on a transaction is the difference between the original price of the risk (the original market-implied expected loss) and the current price of the risk based on the assumed market-implied expected losses derived from the model.

Additional structural assumptions of the BET Model are:

•	Default probabilities are determined by three factors: credit spread, recovery rate after default and the time period under risk;

•	Frequencies of defaults are modeled evenly over time;

•	Collateral assets are generally considered on an average basis rather than being modeled on an individual basis; and

•

Collateral asset correlation is modeled using a diversity score, which is calculated based on industry or sector concentrations. Recovery rates are based on historical averages and updated based on market evidence.

2. BET Model Inputs

a. Credit spreads

The average spread of collateral is a key input as MBIA Corp. assumes credit spreads reflect the market’s assessment of default probability for each piece of collateral. Spreads are obtained from market data sources published by third parties (e.g., dealer spread tables for assets most closely resembling collateral within MBIA Corp.’s transactions) as well as collateral-specific spreads on the underlying reference obligations provided by trustees or market sources. Also, when these sources are not available, MBIA Corp. benchmarks spreads for collateral against market spreads or prices. This data is reviewed on an ongoing basis for reasonableness and applicability to MBIA Corp.’s derivative portfolio. MBIA Corp. also calculates spreads based on quoted prices and on internal assumptions about expected life when pricing information is available and spread information is not.

MBIA Corp. uses the spread hierarchy listed below in determining which source of spread information to use, with the rule being to use CDS spreads where available and cash security spreads as the next alternative.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

Spread Hierarchy:

•	Collateral-specific credit spreads when observable;

•	Sector-specific spread tables by asset class and rating;

•	Corporate spreads, including Bloomberg spread tables based on rating; and

•	Benchmark from most relevant market source when corporate spreads are not directly relevant.

There were some transactions where MBIA Corp. incorporated multiple levels within the hierarchy, including using actual collateral-specific credit spreads in combination with a calculated spread based on an assumed relationship. In those cases, MBIA Corp. classified the transaction as being benchmarked from the most relevant spread source even though the majority of the average spread was from actual collateral-specific spreads. As of September 30, 2013, sector-specific spreads were used in 8% of the transactions valued using the BET Model. Corporate spreads were used in 50% of the transactions and spreads benchmarked from the most relevant spread source were used for 42% of the transactions. The spread source can also be identified by whether or not it is based on collateral weighted average rating factor (“WARF”). No collateral-specific spreads are based on WARF. Sector-specific spreads, corporate spreads and some benchmarked spreads are based on WARF. WARF-sourced and/or ratings-sourced credit spreads were used for 76% of the transactions.

Over time, the data inputs change as new sources become available, existing sources are discontinued or are no longer considered to be reliable or the most appropriate. It is always MBIA Corp.’s objective to use more observable spread hierarchies defined above. However, MBIA Corp. may on occasion move to less observable spread inputs due to the discontinuation of data sources or due to MBIA Corp. considering certain spread inputs no longer representative of market spreads.

b. Diversity Scores

Diversity scores are a means of estimating the diversification in a portfolio. The diversity score estimates the number of uncorrelated assets that are assumed to have the same loss distribution as the actual portfolio of correlated assets. While diversity score is a required input into the BET model, due to current high levels of default within the collateral of the structures, diversity score does not have a significant impact on valuation.

c. Recovery Rate

The recovery rate represents the percentage of par expected to be recovered after an asset defaults, indicating the severity of a potential loss. MBIA Corp. generally uses rating agency recovery assumptions which may be adjusted to account for differences between the characteristics and performance of the collateral used by the rating agencies and the actual collateral in MBIA Corp.-insured transactions. MBIA Corp. may also adjust rating agency assumptions based on the performance of the collateral manager and on empirical market data.

d. Nonperformance Risk

MBIA Corp.’s valuation methodology for insured credit derivative liabilities incorporates MBIA Corp.’s own nonperformance risk. MBIA Corp. calculates the fair value by discounting the market value loss estimated through the BET Model at discount rates which include MBIA Corp.’s CDS spreads as of September 30, 2013. The CDS spreads assigned to each deal are based on the weighted average life of the deal. MBIA Corp. limits the nonperformance impact so that the derivative liability could not be lower than MBIA Corp.’s recovery derivative price multiplied by the unadjusted derivative liability.

Overall Model Results

As of September 30, 2013 and December 31, 2012, MBIA Corp.’s net insured derivative liability was $1.4 billion and $2.9 billion, respectively, and was primarily related to the fair values of insured credit derivatives based on the results of the aforementioned pricing models. In the current environment the most significant driver of changes in fair value is nonperformance risk. In aggregate, the nonperformance calculation resulted in a pre-tax net insured derivative liability that was $548 million and $4.4 billion lower than the net liability that would have been estimated if MBIA Corp. excluded nonperformance risk in its valuation as of September 30, 2013 and December 31, 2012, respectively. Nonperformance risk is a fair value concept and does not contradict MBIA Corp.’s internal view, based on fundamental credit analysis of MBIA Corp.’s economic condition, that MBIA Corp. will be able to pay all claims when due.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

Financial Guarantees

Gross Financial Guarantees—The fair value of gross financial guarantees is determined using discounted cash flow techniques based on inputs that include (i) assumptions of expected losses on financial guarantee policies where loss reserves have not been recognized, (ii) amount of losses expected on financial guarantee policies where loss reserves have been established, net of expected recoveries, (iii) the cost of capital reserves required to support the financial guarantee liability, (iv) operating expenses, and (v) discount rates. MBIA Corp.’s CDS spread and recovery rate are used as its discount rate.

The carrying value of MBIA Corp.’s gross financial guarantees consists of unearned premium revenue and loss and LAE reserves, net of the insurance loss recoverable as reported on MBIA Corp.’s consolidated balance sheets.

Ceded Financial Guarantees—The fair value of ceded financial guarantees is determined by applying the percentage ceded to reinsurers to the related fair value of the gross financial guarantees. The carrying value of ceded financial guarantees consists of prepaid reinsurance premiums and reinsurance recoverable on paid and unpaid losses as reported on MBIA Corp.’s consolidated balance sheets.

Significant Unobservable Inputs

The following tables provide quantitative information regarding the significant unobservable inputs used by MBIA Corp. for assets and liabilities measured at fair value on a recurring basis as of September 30, 2013 and December 31, 2012. These tables exclude inputs used to measure fair value that are not developed by MBIA Corp., such as broker prices and other third-party pricing service valuations.

In millions	Fair Value as of September 30, 2013	Valuation Techniques	Unobservable Input	Range (Weighted Average)
Assets of consolidated VIEs:
Loans receivable at fair value	$1,704	Quoted market prices adjusted for financial guarantees provided to VIE obligations	Impact of financial guarantee	0% - 17% (4%)

Loan repurchase commitments	1,116	Discounted cash flow	Recovery rates	0% - 98% (81%)

Liabilities of consolidated VIEs:
Variable interest entity notes	753	Quoted market prices of VIE assets adjusted for financial guarantees provided	Impact of financial guarantee	0% - 27% (10%)

Credit derivative liabilities, net:
CMBS	956	BET Model	Recovery rates	25% - 90% (60%)
			Nonperformance risk	12% - 57% (28%)
			Weighted average life (in years)	1.4 - 28.3 (3.5)
			CMBS spreads	1% - 27% (13%)

Multi-sector CDO	16	Direct Price Model	Nonperformance risk	57% - 57% (57%)

Other	391	BET Model	Recovery rates	42% - 70% (46%)
			Nonperformance risk	18% - 31% (27%)
			Weighted average life (in years)	0.2 - 3.8 (2.2)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

In millions	Fair Value as of December 31, 2012	Valuation Techniques	Unobservable Input	Range (Weighted Average)
Assets of consolidated VIEs:
Loans receivable at fair value	$1,881	Quoted market prices adjusted for financial guarantees provided to VIE obligations	Impact of financial guarantee	0% - 14% (3%)

Loan repurchase commitments	1,086	Discounted cash flow	Recovery rates	10% - 75% (47%)
			Breach rates	66% - 94% (78%)

Liabilities of consolidated VIEs:
Variable interest entity notes	1,948	Quoted market prices of VIE assets adjusted for financial guarantees provided	Impact of financial guarantee	0% - 23% (6%)

Credit derivative liabilities, net:
CMBS	1,590	BET Model	Recovery rates	21% - 90% (51%)
			Nonperformance risk	19% - 59% (58%)
			Weighted average life (in years)	0.1 - 5.6 (4.4)
			CMBS spreads	1% - 23% (13%)

Multi-sector CDO	525	Direct Price Model	Nonperformance risk	59% - 59% (59%)

Other	806	BET Model	Recovery rates	42% - 75% (47%)
			Nonperformance risk	42% - 59% (58%)
			Weighted average life (in years)	0.1 - 19.6 (3.0)

Sensitivity of Significant Unobservable Inputs

The significant unobservable input used in the fair value measurement of MBIA Corp.’s loans receivable at fair value of consolidated VIEs is the impact of the financial guarantee. The fair value of loans receivable is calculated by subtracting the value of the financial guarantee from the market value of VIE liabilities. The value of a financial guarantee is estimated by MBIA Corp. as the present value of expected cash payments under the policy. As expected cash payments provided by MBIA Corp. under the insurance policy increase, there is a lower expected cash flow on the underlying loans receivable of the VIE. This results in a lower fair value of the loans receivable in relation to the obligations of the VIE.

The significant unobservable inputs used in the fair value measurement of MBIA Corp.’s loan repurchase commitments of consolidated VIEs are recovery rates. Recovery rates reflect the estimates of future cash flows reduced for litigation delays and risks and/or potential financial distress of the sellers/servicers. The estimated recoveries of the loan repurchase commitments may differ from the actual recoveries that may be received in the future. Significant increases or decreases in the recovery rates would result in significantly higher or lower fair values of the loan repurchase commitments, respectively. Additionally, changes in the legal environment and the ability of the counterparties to pay would impact the recovery rate assumptions, which could significantly impact the fair value measurement.

The significant unobservable input used in the fair value measurement of MBIA Corp.’s variable interest entity notes of consolidated VIEs is the impact of the financial guarantee. The fair value of VIE notes is calculated by adding the value of the financial guarantee to the market value of VIE assets. The value of a financial guarantee is estimated by MBIA Corp. as the present value of expected cash payments under the policy. As the value of the guarantee provided by MBIA Corp. to the obligations issued by the VIE increases, the credit support adds value to the liabilities of the VIE. This results in an increase in the fair value of the liabilities of the VIE.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

The significant unobservable inputs used in the fair value measurement of MBIA Corp.’s CMBS credit derivatives, which are valued using the BET Model, are CMBS spreads, recovery rates, nonperformance risk and weighted average life. The CMBS spread is an indicator of credit risk of the collateral securities. The recovery rate represents the percentage of notional expected to be recovered after an asset defaults, indicating the severity of a potential loss. The nonperformance risk is an assumption of MBIA Corp.’s own ability to pay and whether MBIA Corp. will have the necessary resources to pay the obligations as they come due. Weighted average life is based on MBIA Corp.’s estimate of when the principal of the underlying collateral of the CMBS structure will be repaid. A significant increase or decrease in CMBS spreads can result in an increase or decrease in the fair value of the derivative liability, respectively. A significant increase in weighted average life can result in an increase or decrease in the fair value of the derivative liability, depending on the discount rate and the timing of significant losses. Any significant increase or decrease in recovery rates or MBIA Corp.’s nonperformance risk would result in a decrease or increase in the fair value of the derivative liabilities, respectively. CMBS spreads, recovery rates, nonperformance risk and weighted average lives are determined independently. Changes in one input will not necessarily have any impact on the other inputs.

The significant unobservable input used in the fair value measurement of MBIA Corp.’s multi-sector CDO credit derivatives, which are valued using the Direct Price Model, is nonperformance risk. The nonperformance risk is an assumption of MBIA Corp.’s own ability to pay and whether MBIA Corp. will have the necessary resources to pay the obligations as they come due. Any significant increase or decrease in MBIA Corp.’s nonperformance risk would result in a decrease or increase in the fair value of the derivative liabilities, respectively.

The significant unobservable inputs used in the fair value measurement of MBIA Corp.’s other credit derivatives, which are valued using the BET Model, are recovery rates, nonperformance risk and weighted average life. The recovery rate represents the percentage of notional expected to be recovered after an asset defaults, indicating the severity of a potential loss. The nonperformance risk is an assumption of MBIA Corp.’s own ability to pay and whether MBIA Corp. will have the necessary resources to pay the obligations as they come due. Weighted average life is based on MBIA Corp.’s estimate of when the principal of the underlying collateral will be repaid. A significant increase in weighted average life can result in an increase or decrease in the fair value of the derivative liability, depending on the discount rate and the timing of significant losses. Any significant increase or decrease in recovery rates or MBIA Corp.’s nonperformance risk would result in a decrease or increase in the fair value of the derivative liabilities, respectively. Recovery rates, nonperformance risk and weighted average lives are determined independently. Changes in one input will not necessarily have any impact on the other inputs.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

The following tables present the fair value of MBIA Corp.’s assets (including short-term investments) and liabilities measured and reported at fair value on a recurring basis as of September 30, 2013 and December 31, 2012:

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)		Balance as of September 30, 2013
Assets:
Fixed-maturity investments:
U.S. Treasury and government agency	$86	$-	$-		$86
State and municipal bonds	-	7	-		7
Foreign governments	87	91	5	(1)	183
Corporate obligations	-	203	-		203
Mortgage-backed securities:
Residential mortgage-backed agency	-	3	-		3
Residential mortgage-backed non-agency	-	9	-		9

Total fixed-maturity investments	173	313	5		491
Money market securities	29	-	-		29
Perpetual debt and equity securities	-	1	5	(1)	6
Cash and cash equivalents	346	-	-		346
Derivative assets:
Credit derivatives	-	6	-		6

Total derivative assets	-	6	-		6
Assets of consolidated VIEs:
Cash	46	-	-		46
Corporate obligations	-	46	48	(1)	94
Mortgage-backed securities:
Residential mortgage-backed non-agency	-	255	4	(1)	259
Commercial mortgage-backed	-	103	2	(1)	105
Asset-backed securities:
Collateralized debt obligations	-	33	20	(1)	53
Other asset-backed	-	65	50	(1)	115
Loans receivable	-	-	1,704		1,704
Loan repurchase commitments	-	-	1,116		1,116

Total assets	$594	$822	$2,954		$4,370

Liabilities:
Derivative liabilities:
Credit derivatives	$-	$7	$1,363		$1,370

Total derivative liabilities	-	7	1,363		1,370
Liabilities of consolidated VIEs:
Variable interest entity notes	-	1,758	753		2,511
Derivative liabilities:
Currency rate derivatives	-	-	15	(1)	15

Total derivative liabilities	-	-	15		15

Total liabilities	$-	$1,765	$2,131		$3,896

(1) -	Unobservable inputs are either not developed by MBIA Corp. or do not significantly impact the overall fair values of the aggregate financial assets and liabilities.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)		Balance as of December 31, 2012
Assets:
Fixed-maturity investments:
U.S. Treasury and government agency	$353	$-	$-		$353
State and municipal bonds	-	7	-		7
Foreign governments	86	106	3	(1)	195
Corporate obligations	-	261	-		261
Mortgage-backed securities:
Residential mortgage-backed agency	-	3	-		3
Residential mortgage-backed non-agency	-	29	3	(1)	32
Asset-backed securities:
Collateralized debt obligations	-	1	-		1
Other asset-backed	-	16	5	(1)	21

Total fixed-maturity investments	439	423	11		873
Money market securities	15	-	-		15
Perpetual debt and equity securities	-	1	4	(1)	5
Cash and cash equivalents	397	-	-		397
Derivative assets:
Credit derivatives	-	7	-		7

Total derivative assets	-	7	-		7
Assets of consolidated VIEs:
Cash	176	-	-		176
Corporate obligations	-	58	56	(1)	114
Mortgage-backed securities:
Residential mortgage-backed non-agency	-	787	6	(1)	793
Commercial mortgage-backed	-	409	7	(1)	416
Asset-backed securities:
Collateralized debt obligations	-	185	66	(1)	251
Other asset-backed	-	99	62	(1)	161
Loans receivable	-	-	1,881		1,881
Loan repurchase commitments	-	-	1,086		1,086

Total assets	$1,027	$1,969	$3,179		$6,175

Liabilities:
Derivative liabilities:
Credit derivatives	$-	$12	$2,921		$2,933

Total derivative liabilities	-	12	2,921		2,933
Liabilities of consolidated VIEs:
Variable interest entity notes	-	1,727	1,948		3,675
Derivative liabilities:
Interest rate derivatives	-	141	-		141
Currency rate derivatives	-	-	21	(1)	21

Total derivative liabilities	-	141	21		162

Total liabilities	$-	$1,880	$4,890		$6,770

(1) -	Unobservable inputs are either not developed by MBIA Corp. or do not significantly impact the overall fair values of the aggregate financial assets and liabilities.

Level 3 assets at fair value, as of September 30, 2013 and December 31, 2012 represented approximately 68% and 51%, respectively, of total assets measured at fair value. Level 3 liabilities at fair value, as of September 30, 2013 and December 31, 2012, represented approximately 55% and 72%, respectively, of total liabilities measured at fair value.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

The following tables present the fair values and carrying values of MBIA Corp.’s assets and liabilities that are disclosed at fair value but not reported at fair value on MBIA Corp.’s consolidated balance sheets as of September 30, 2013 and December 31, 2012:

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value Balance as of September 30, 2013	Carry Value Balance as of September 30, 2013
Assets:
Other investments	$-	$-	$27	$27	$27
Accrued investment income	7	-	-	7	7
Assets of consolidated VIEs:
Investments held-to-maturity	-	-	2,566	2,566	2,809

Total assets	$7	$-	$2,593	$2,600	$2,843

Liabilities:
Long-term debt	$-	$735	$-	$735	$1,098
Secured loan(1)	-	-	50	50	50
Liabilities of consolidated VIEs:
VIE notes	-	-	2,566	2,566	2,809

Total liabilities	$-	$735	$2,616	$3,351	$3,957

Financial Guarantees:
Gross	$-	$-	$2,597	$2,597	$2,125
Ceded	-	-	1,348	1,348	1,288

(1) -	Reported within “Other liabilities” on MBIA Corp.‘s consolidated balance sheets.

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value Balance as of December 31, 2012	Carry Value Balance as of December 31, 2012
Assets:
Other investments	$-	$-	$28	$28	$28
Accrued investment income	7	-	-	7	7
Assets of consolidated VIEs:
Investments held-to-maturity	-	-	2,675	2,675	2,829

Total assets	$7	$-	$2,703	$2,710	$2,864

Liabilities:
Long-term debt	$-	$1,886	$-	$1,886	$2,694
Liabilities of consolidated VIEs:
VIE notes	-	-	2,675	2,675	2,829

Total liabilities	$-	$1,886	$2,675	$4,561	$5,523

Financial Guarantees:
Gross	$-	$-	$(114)	$(114)	$(294)
Ceded	-	-	1,442	1,442	1,530

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

The following tables present information about changes in Level 3 assets (including short-term investments) and liabilities measured at fair value on a recurring basis for the three months ended September 30, 2013 and 2012:

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Three Months Ended September 30, 2013
In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of September 30, 2013
Assets:
Foreign governments	$3	$-	$-	$-	$-	$-	$-	$(3)	$-	$5	$-	$5	$-
Perpetual debt and equity securities	7	-	(2)	-	-	-	-	-	-	-	-	5	-
Assets of consolidated VIEs:
Corporate obligations	48	-	-	-	-	-	-	-	-	-	-	48	-
Residential mortgage-backed non-agency	2	-	-	-	-	-	-	-	-	2	-	4	-
Commercial mortgage-backed	4	-	(1)	-	-	-	-	(1)	-	-	-	2	-
Collateralized debt obligations	35	-	1	-	-	-	-	(4)	-	-	(12)	20	(1)
Other asset-backed	63	-	(7)	-	-	-	-	(1)	-	1	(6)	50	(1)
Loans receivable	1,790	-	(12)	-	-	-	-	(74)	-	-	-	1,704	(12)
Loan repurchase commitments	1,115	-	1	-	-	-	-	-	-	-	-	1,116	1

Total assets	$3,067	$-	$(20)	$-	$-	$-	$-	$(83)	$-	$8	$(18)	$2,954	$(13)

In millions	Balance, Beginning of Period	Realized (Gains) / Losses	Unrealized (Gains) / Losses Included in Earnings	Unrealized (Gains) / Losses Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Assets Still Held as of September 30, 2013
Liabilities:
Credit derivative, net	$1,648	$28	$(285)	$-	$-	$-	$-	$(28)	$-	$-	$-	$1,363	$(285)
Liabilities of consolidated VIEs:
VIE notes	832	-	(6)	-	-	-	-	(73)	-	-	-	753	(6)
Currency derivative, net	16	-	-	-	(1)	-	-	-	-	-	-	15	(1)

Total liabilities	$2,496	$28	$(291)	$-	$(1)	$-	$-	$(101)	$-	$-	$-	$2,131	$(292)

(1) -	Transferred in and out at the end of the period.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Three Months Ended September 30, 2012
In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of September 30, 2012
Assets:
Foreign governments	$12	$-	$-	$-	$1	$8	$-	$(9)	$-	$-	$-	$12	$-
Corporate obligations	22	-	-	-	-	-	-	(12)	-	-	(8)	2	-
Residential mortgage-backed non-agency	4	-	-	-	-	-	-	(1)	-	-	-	3	-
Other asset-backed	31	(2)	-	-	-	-	-	(2)	-	-	-	27	-
Perpetual debt and equity securities	2	-	3	-	-	-	-	-	-	-	-	5	-
Assets of consolidated VIEs:
Corporate obligations	72	-	(10)	-	-	-	-	(1)	-	3	(3)	61	1
Residential mortgage-backed non-agency	10	-	-	-	-	-	-	(1)	-	2	(3)	8	-
Commercial mortgage-backed	12	-	1	-	-	-	-	-	-	-	-	13	1
Collateralized debt obligations	84	-	(5)	-	-	-	-	-	-	3	-	82	(2)
Other asset-backed	38	-	(1)	-	-	-	-	(4)	-	30	-	63	1
Loans receivable	1,903	-	61	-	-	-	-	(72)	-	-	-	1,892	61
Loan repurchase commitments	1,032	-	19	-	-	-	-	-	-	-	-	1,051	19

Total assets	$3,222	$(2)	$68	$-	$1	$8	$-	$(102)	$-	$38	$(14)	$3,219	$81

In millions	Balance, Beginning of Period	Realized (Gains) / Losses	Unrealized (Gains) / Losses Included in Earnings	Unrealized (Gains) / Losses Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Assets Still Held as of September 30, 2012
Liabilities:
Credit derivative, net	$3,285	$(12)	$32	$-	$-	$-	$-	$12	$-	$-	-	$3,317	$33
Liabilities of consolidated VIEs:
VIE notes	1,883	-	128	-	-	-	-	(109)	-	-	-	1,902	128
Currency derivative, net	21	-	2	-	-	-	-	-	-	-	-	23	2

Total liabilities	$5,189	$(12)	$162	$-	$-	$-	$-	$(97)	$-	$-	$-	$5,242	$163

(1) -	Transferred in and out at the end of the period.

Transfers into and out of Level 3 were $8 million and $18 million, respectively, for the three months ended September 30, 2013. Transfers into and out of Level 2 were $18 million and $8 million, respectively, for the three months ended September 30, 2013. Transfers into Level 3 were principally related to foreign government and RMBS non-agency securities where inputs, which are significant to their valuation, became unobservable during the quarter. Transfers out of Level 3 were CDOs and other ABS securities where inputs, which are significant to their valuation, became observable. These inputs include spreads, prepayment speeds, default speeds, default severities, yield curves observable at commonly quoted intervals, and market corroborated inputs. There were no transfers into or out of Level 1.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

Transfers into and out of Level 3 were $38 million and $14 million, respectively, for the three months ended September 30, 2012. Transfers into and out of Level 2 were $14 million and $38 million, respectively, for the three months ended September 30, 2012. Transfers into Level 3 were principally for other ABS securities where inputs, which are significant to their valuation, became unobservable during the quarter. Transfers out of Level 3 were principally corporate obligations and RMBS non-agency securities where inputs, which are significant to their valuation, became observable. These inputs include spreads, prepayment speeds, default speeds, default severities, yield curves observable at commonly quoted intervals, and market corroborated inputs. There were no transfers into or out of Level 1.

All Level 1, 2 and 3 designations are made at the end of each accounting period.

The following tables present information about changes in Level 3 assets (including short-term investments) and liabilities measured at fair value on a recurring basis for the nine months ended September 30, 2013 and 2012:

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Nine Months Ended September 30, 2013
In millions	Balance, Beginning of Year	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of September 30, 2013
Assets:
Foreign governments	$3	$-	$-	$-	$-	$-	$-	$(11)	$-	$16	$(3)	$5	$-
Residential mortgage-backed non-agency	3	-	-	-	-	-	-	(3)	-	-	-	-	-
Commercial mortgage-backed	-	-	-	1	-	-	-	(1)	-	-	-	-	-
Other asset-backed	5	-	-	-	-	-	-	-	(5)	-	-	-	-
Perpetual debt and equity securities	4	-	2	-	-	-	-	(1)	-	-	-	5	-
Assets of consolidated VIEs:
Corporate obligations	56	-	(7)	-	-	-	-	(4)	-	3	-	48	-
Residential mortgage-backed non-agency	6	-	6	-	-	-	-	(7)	-	3	(4)	4	-
Commercial mortgage-backed	7	-	(1)	-	-	-	-	-	(24)	20	-	2	1
Collateralized debt obligations	66	-	(8)	-	-	-	-	(3)	(22)	1	(14)	20	2
Other asset-backed	62	-	(7)	-	-	-	-	(10)	-	11	(6)	50	3
Loans receivable	1,881	-	208	-	-	-	-	(211)	(174)	-	-	1,704	194
Loan repurchase commitments	1,086	-	140	-	-	-	-	(110)	-	-	-	1,116	140

Total assets	$3,179	$-	$333	$1	$-	$-	$-	$(361)	$(225)	$54	$(27)	$2,954	$340

In millions	Balance, Beginning of Year	Realized (Gains) / Losses	Unrealized (Gains) / Losses Included in Earnings	Unrealized (Gains) / Losses Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Assets Still Held as of September 30, 2013
Liabilities:
Credit derivatives, net	$2,921	$1,548	$(1,562)	$-	$-	$-	$-	$(1,548)	$-	$4	$-	$1,363	$301
Liabilities of consolidated VIEs:
VIE notes	1,948	-	141	-	-	-	-	(251)	(1,085)	-	-	753	54
Currency derivatives, net	21	-	(5)	-	(1)	-	-	-	-	-	-	15	(6)

Total liabilities	$4,890	$1,548	$(1,426)	$-	$(1)	$-	$-	$(1,799)	$(1,085)	$4	$-	$2,131	$349

(1) -	Transferred in and out at the end of the period.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Nine Months Ended September 30, 2012
In millions	Balance, Beginning of Year	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of September 30, 2012
Assets:
Foreign governments	11	-	-	-	1	21	-	(18)	(3)	-	-	12	-
Corporate obligations	4	-	-	-	(1)	8	-	(14)	-	13	(8)	2	-
Residential mortgage-backed non-agency	7	-	-	-	-	-	-	(2)	-	-	(2)	3	-
Other asset-backed	42	(43)	-	38	-	-	-	(4)	(6)	-	-	27	-
Perpetual debt and equity securities	-	-	5	-	-	-	-	-	-	-	-	5	-
Assets of consolidated VIEs:
Corporate obligations	67	-	(15)	-	-	-	-	(3)	-	15	(3)	61	3
Residential mortgage-backed non-agency	21	-	6	-	-	-	-	(5)	(15)	5	(4)	8	3
Commercial mortgage-backed	22	-	3	-	-	-	-	(3)	(8)	5	(6)	13	2
Collateralized debt obligations	149	-	(5)	-	-	-	-	(1)	(74)	13	-	82	5
Other asset-backed	67	-	4	-	-	-	-	(7)	(35)	34	-	63	5
Loans receivable	2,046	-	52	-	-	-	-	(204)	(2)	-	-	1,892	52
Loan repurchase commitments	1,077	-	(26)	-	-	-	-	-	-	-	-	1,051	(26)

Total assets	$3,513	$(43)	$24	$38	$-	$29	$-	$(261)	$(143)	$85	$(23)	$3,219	$44

In millions	Balance, Beginning of Year	Realized (Gains) / Losses	Unrealized (Gains) / Losses Included in Earnings	Unrealized (Gains) / Losses Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Assets Still Held as of September 30, 2012
Liabilities:
Credit derivatives, net	$4,790	$420	$(1,473)	$-	$-	$-	$-	$(420)	$-	$-	$-	$3,317	$(538)
Liabilities of consolidated VIEs:
VIE notes	2,922	-	332	-	-	-	-	(369)	(983)	-	-	1,902	293
Credit derivatives, net	80	-	2	-	-	-	-	-	(82)	-	-	-	-
Currency derivatives, net	17	-	6	-	-	-	-	-	-	-	-	23	6

Total liabilities	$7,809	$420	$(1,133)	$-	$-	$-	$-	$(789)	$(1,065)	$-	$-	$5,242	$(239)

(1) -	Transferred in and out at the end of the period.

Transfers into and out of Level 3 were $58 million and $27 million, respectively, for the nine months ended September 30, 2013. Transfers into and out of Level 2 were $27 million and $58 million, respectively, for the nine months ended September 30, 2013. Transfers into Level 3 were principally related to CMBS, foreign governments and other ABS securities, where inputs, which are significant to their valuation, became unobservable during the period. Transfers out of Level 3 were principally for CDOs, other ABS and RMBS non-agency securities, where inputs, which are significant to their valuation, became observable during the period. These inputs include spreads, prepayment speeds, default speeds, default severities, yield curves observable at commonly quoted intervals, and market corroborated inputs. There were no transfers into or out of Level 1.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

Transfers into and out of Level 3 were $85 million and $23 million, respectively, for the nine months ended September 30, 2012. Transfers into and out of Level 2 were $23 million and $85 million, respectively, for the nine months ended September 30, 2012. Transfers into Level 3 were principally related to other ABS, corporate obligations and CDOs where inputs, which are significant to their valuation, became unobservable during the period. Transfers out of Level 3 were principally for corporate obligations, CMBS and RMBS non-agency securities where inputs, which are significant to their valuation, became observable during the period. These inputs include spreads, prepayment speeds, default speeds, default severities, yield curves observable at commonly quoted intervals, and market corroborated inputs. There were no transfers into or out of Level 1.

All Level 1, 2 and 3 designations are made at the end of each accounting period.

Gains and losses (realized and unrealized) included in earnings related to Level 3 assets and liabilities for the three and nine months ended September 30, 2013 and 2012 are reported on MBIA Corp.’s consolidated statements of operations as follows:

	Three Months Ended September 30, 2013		Three Months Ended September 30, 2012
In millions	Total Gains (Losses) included in earnings	Change in unrealized gains (losses) for the period included in earnings for assets and liabilities still held as of September 30, 2013	Total Gains (Losses) included in earnings	Change in unrealized gains (losses) for the period included in earnings for assets and liabilities still held as of September 30, 2012
Revenues:
Unrealized gains (losses) on insured derivatives	$285	$285	$(32)	$(33)
Realized gains (losses) and other settlements on insured derivatives	(28)	-	12	-
Net gains (losses) on financial instruments at fair value and foreign exchange	(2)	-	3	-
Net investment losses related to other-than-temporary impairments	-	-	(2)	-
Revenues of consolidated VIEs:
Net gains (losses) on financial instruments at fair value and foreign exchange	(11)	(6)	(65)	(49)

Total	$244	$279	$(84)	$(82)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

	Nine Months Ended September 30, 2013		Nine Months Ended September 30, 2012
In millions	Total Gains (Losses) included in earnings	Change in unrealized gains (losses) for the period included in earnings for assets and liabilities still held as of September 30, 2013	Total Gains (Losses) included in earnings	Change in unrealized gains (losses) for the period included in earnings for assets and liabilities still held as of September 30, 2012
Revenues:
Unrealized gains (losses) on insured derivatives	1,562	(301)	1,473	538
Realized gains (losses) and other settlements on insured derivatives	(1,548)	-	(420)	-
Net gains (losses) on financial instruments at fair value and foreign exchange	2	-	5	-
Net investment losses related to other-than-temporary impairments	-	-	(43)	-
Revenues of consolidated VIEs:
Net gains (losses) on financial instruments at fair value and foreign exchange	196	292	(321)	(255)

Total	$212	$(9)	$694	$283

Fair Value Option

MBIA Corp. elected to record at fair value certain financial instruments of VIEs that have been consolidated in connection with the adoption of the accounting guidance for consolidation of VIEs, among others.

The following table presents the changes in fair value included in MBIA Corp.’s consolidated statements of operations for the three and nine months ended September 30, 2013 and 2012, for all financial instruments for which the fair value option was elected:

	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange
	Three Months Ended September 30,		Nine Months Ended September 30,
In millions	2013	2012	2013	2012
Fixed-maturity securities held at fair value	$(37)	$21	$(35)	$(36)
Loans receivable at fair value:
Residential mortgage loans	(87)	(4)	(16)	(103)
Other loans	-	(7)	13	(48)
Loan repurchase commitments	1	19	140	62
Variable interest entity notes	176	12	97	140

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

The following table reflects the difference between the aggregate fair value and the aggregate remaining contractual principal balance outstanding as of September 30, 2013 and December 31, 2012, for loans and VIE notes for which the fair value option was elected:

	As of September 30, 2013			As of December 31, 2012
In millions	Contractual Principal Outstanding	Fair Value	Difference	Contractual Principal Outstanding	Fair Value	Difference
Loans receivable at fair value:
Residential mortgage loans	$1,932	$1,622	$310	$2,307	$1,735	$572
Residential mortgage loans (90 days or more past due)	221	82	139	244	54	190
Other loans	-	-	-	22	22	-
Other loans (90 days or more past due)	-	-	-	197	70	127

Total loans receivable at fair value	$2,153	$1,704	$449	$2,770	$1,881	$889

Variable interest entity notes	$3,949	$2,511	$1,438	$9,079	$3,675	$5,404

Substantially all gains and losses included in earnings during the periods ended September 30, 2013 and December 31, 2012 on loans receivable and VIE notes reported in the preceding table are attributable to credit risk. This is primarily due to the high rate of defaults on loans and the collateral supporting the VIE notes, resulting in depressed pricing of the financial instruments.

Note 7: Investments

MBIA Corp.’s investments, excluding those elected under the fair value option, include debt and equity securities classified as either AFS or HTM. Other invested assets designated as AFS are primarily comprised of money market funds.

The following tables present the amortized cost, fair value and corresponding gross unrealized gains and losses for AFS and HTM investments in MBIA Corp.’s investment portfolios as of September 30, 2013 and December 31, 2012:

	September 30, 2013
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
AFS Investments
Fixed-maturity investments:
U.S. Treasury and government agency	$86	$-	$-	$86
State and municipal bonds	6	1	-	7
Foreign governments	174	9	-	183
Corporate obligations	199	5	-	204
Mortgage-backed securities:
Residential mortgage-backed agency	3	-	-	3
Residential mortgage-backed non-agency	9	-	-	9

Total fixed-maturity investments	477	15	-	492
Money market securities	29	-	-	29
Perpetual debt and equity securities	1	-	-	1

Total AFS investments	$507	$15	$-	$522

HTM Investments
Assets of consolidated VIEs:
Corporate obligations	$2,809	$8	$(251)	$2,566

Total HTM investments	$2,809	$8	$(251)	$2,566

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 7: Investments (continued)

	December 31, 2012
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
AFS Investments
Fixed-maturity investments:
U.S. Treasury and government agency	$352	$1	$-	$353
State and municipal bonds	6	1	-	7
Foreign governments	183	13	-	196
Corporate obligations	254	7	-	261
Mortgage-backed securities:
Residential mortgage-backed agency	2	-	-	2
Residential mortgage-backed non-agency	31	2	-	33
Commercial mortgage-backed	1	-	(1)	-
Asset-backed securities:
Collateralized debt obligations	1	-	-	1
Other asset-backed	20	1	-	21

Total fixed-maturity investments	850	25	(1)	874
Money market securities	15	-	-	15
Perpetual debt and equity securities	1	-	-	1

Total AFS investments	$866	$25	$(1)	$890

HTM Investments
Assets of consolidated VIEs:
Corporate obligations	$2,829	$2	$(157)	$2,674

Total HTM investments	$2,829	$2	$(157)	$2,674

The following table presents the distribution by contractual maturity of AFS and HTM fixed-maturity securities at amortized cost and fair value as of September 30, 2013. Contractual maturity may differ from expected maturity as borrowers may have the right to call or prepay obligations.

	AFS Securities		HTM Securities
			Consolidated VIEs
In millions	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$177	$177	$-	$-
Due after one year through five years	219	226	-	-
Due after five years through ten years	59	66	-	-
Due after ten years	10	11	2,809	2,566
Mortgage-backed and asset-backed	12	12	-	-

Total fixed-maturity investments	$477	$492	$2,809	$2,566

Deposited Securities

The fair value of securities on deposit with various regulatory authorities was $5 million as of September 30, 2013 and December 31, 2012. These deposits are required to comply with state insurance laws.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 7: Investments (continued)

Impaired Investments

The following tables present the gross unrealized losses related to AFS and HTM investments as of September 30, 2013 and December 31, 2012:

	September 30, 2013
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
AFS Investments
Fixed-maturity investments:
U.S. Treasury and government agency	$5	$-	$-	$-	$5	$-
State and municipal bonds	1	-	-	-	1	-
Foreign governments	4	-	-	-	4	-
Corporate obligations	5	-	-	-	5	-
Mortgage-backed securities:
Residential mortgage-backed agency	2	-	-	-	2	-

Total fixed-maturity investments	17	-	-	-	17	-
Perpetual debt and equity securities	1	-	-	-	1	-

Total AFS investments	$18	$-	$-	$-	$18	$-

HTM Investments
Assets of consolidated VIEs:
Corporate obligations	$-	$-	$1,174	$(251)	$1,174	$(251)

Total HTM investments	$-	$-	$1,174	$(251)	$1,174	$(251)

	December 31, 2012
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
AFS Investments
Fixed-maturity investments:
U.S. Treasury and government agency	$151	$-	$-	$-	$151	$-
State and municipal bonds	1	-	-	-	1	-
Foreign governments	11	-	1	-	12	-
Corporate obligations	8	-	4	-	12	-
Mortgage-backed securities:
Residential mortgage-backed non-agency	2	-	6	-	8	-
Commercial mortgage-backed	-	-	-	(1)	-	(1)
Asset-backed securities:
Other asset-backed	-	-	10	-	10	-

Total fixed-maturity investments	173	-	21	(1)	194	(1)
Perpetual debt and equity securities	1	-	-	-	1	-

Total AFS investments	$174	$-	$21	$(1)	$195	$(1)

HTM Investments
Assets of consolidated VIEs:
Corporate obligations	$297	$(19)	$1,287	$(138)	$1,584	$(157)

Total HTM investments	$297	$(19)	$1,287	$(138)	$1,584	$(157)

With the weighting applied on the fair value of each security relative to the total fair value, the weighted average contractual maturity of securities in an unrealized loss position as of September 30, 2013 and December 31, 2012 was 26 and 27 years, respectively. As of September 30, 2013 and December 31, 2012, there were 5 and 36 securities, respectively, that were in an unrealized loss position for a continuous twelve-month period or longer, of which the fair values of 4 and 6 securities, respectively, were below book value by more than 5%.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 7: Investments (continued)

Other-Than-Temporary Impairments

MBIA Corp. has evaluated on a security-by-security basis whether the unrealized losses in its investment portfolios were other-than-temporary considering duration and severity of unrealized losses, the circumstances that gave rise to the unrealized losses, and whether MBIA Corp. has the intent to sell the securities or more likely than not will be required to sell the securities before their anticipated recovery. Based on its evaluation, MBIA Corp. determined that the unrealized losses on the remaining securities were temporary in nature because its impairment analysis, including projected future cash flows, indicated that MBIA Corp. would be able to recover the amortized cost of impaired assets. MBIA Corp. also concluded that it does not have the intent to sell securities in an unrealized loss position and it is more likely than not that it would not have to sell these securities before recovery of their cost basis. In making this conclusion, MBIA Corp. examined the cash flow projections for its investment portfolios, the potential sources and uses of cash in its business, and the cash resources available to its business other than sales of securities. It also considered the existence of any risk management or other plans as of September 30, 2013 that would require the sale of impaired securities. On a quarterly basis, MBIA Corp. re-evaluates the unrealized losses in its investment portfolios to determine whether an impairment loss should be realized in current earnings. Impaired securities that MBIA Corp. intends to sell before the expected recovery of such securities’ fair values have been written down to fair value.

Credit Loss Rollforward

The portion of certain other-than-temporary impairment (“OTTI”) losses on fixed-maturity securities that does not represent credit losses is recognized in AOCI. For these impairments, the net amount recognized in earnings represents the difference between the amortized cost of the security and the net present value of its projected future discounted cash flows prior to impairment. Any remaining difference between the fair value and amortized cost is recognized in AOCI.

The following table presents the amount of credit loss impairments recognized in earnings on fixed-maturity securities held by MBIA Corp. as of the dates indicated, for which a portion of the OTTI losses was recognized in AOCI, and the corresponding changes in such amounts. There were no OTTI losses for which a portion was recognized in AOCI for the nine months ended September 30, 2013.

In millions	Nine Months Ended September 30,
Credit Losses Recognized in Earnings Related to Other-Than-Temporary Impairments	2012
Beginning balance	$57
Reductions for credit loss impairments previously recognized on securities impaired to fair value during the period(1)	(57)

Ending balance	$-

(1) -	Represents circumstances where MBIA Corp. determined in the current period that it intends to sell the security or it is more likely than not that it will be required to sell the security before recovery of the security’s amortized cost.

Sales of Available-for-Sale Investments

Gross realized gains and losses are recorded in “Net gains (losses) on financial instruments at fair value and foreign exchange” on MBIA Corp.’s consolidated statements of operations. The proceeds and gross realized gains and losses from sales of AFS investments for the three and nine months ended September 30, 2013 and 2012 are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions	2013	2012	2013	2012
Proceeds from sales	$25	$151	$509	$819
Gross realized gains	$-	$-	$22	$11
Gross realized losses	$-	$(1)	$(1)	$(2)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 8: Derivative Instruments

Overview

MBIA Corp. accounts for derivative instruments in accordance with the accounting principles for derivative and hedging activities, which requires that all such instruments be recorded on MBIA Corp.’s consolidated balance sheets at fair value. Refer to “Note 6: Fair Value of Financial Instruments” for the method used for determining the fair value of derivative instruments.

MBIA Corp. has entered into derivative instruments that it viewed as an extension of its core financial guarantee business but which do not qualify for the financial guarantee scope exception and, therefore, must be recorded at fair value in MBIA Corp.’s consolidated balance sheets. MBIA Corp. insures CDS contracts, primarily referencing corporate, asset-backed, residential mortgage-backed, commercial mortgage-backed, CRE loans, and CDO securities that are intended to be held for the entire term of the contract absent a negotiated settlement with the counterparty.

Changes in the fair value of derivatives, excluding insured derivatives, are recorded each period in current earnings within “Net gains (losses) on financial instruments at fair value and foreign exchange.” Changes in the fair value of insured derivatives are recorded each period in current earnings within “Net change in fair value of insured derivatives.” The net change in the fair value of MBIA Corp.’s insured derivatives has two primary components: (i) realized gains (losses) and other settlements on insured derivatives and (ii) unrealized gains (losses) on insured derivatives. “Realized gains (losses) and other settlements on insured derivatives” include (i) premiums received and receivable on sold CDS contracts, (ii) premiums paid and payable to reinsurers in respect to CDS contracts, (iii) net amounts received or paid on reinsurance commutations, (iv) losses paid and payable to CDS contract counterparties due to the occurrence of a credit event or settlement agreement, (v) losses recovered and recoverable on purchased CDS contracts due to the occurrence of a credit event or settlement agreement and (vi) fees relating to CDS contracts. The “Unrealized gains (losses) on insured derivatives” include all other changes in fair value of the insured derivative contracts.

In certain instances, MBIA Corp. purchased or issued securities that contain embedded derivatives. In accordance with the accounting guidance for derivative instruments and hedging activities, the balance sheet location of MBIA Corp.’s embedded derivative instruments is determined by the location of the related security.

Variable Interest Entities

VIEs consolidated by MBIA Corp. have entered into derivative instruments primarily consisting of interest rate swaps. Interest rate swaps are entered into to hedge the risks associated with fluctuations in interest rates or fair values of certain contracts.

Credit Derivatives Sold

The following tables present information about credit derivatives sold by MBIA Corp. that were outstanding as of September 30, 2013 and December 31, 2012. Credit ratings represent the lower of underlying ratings assigned to the collateral by Moody’s, S&P or MBIA.

$ in millions	As of September 30, 2013
		Notional Value
Credit Derivatives Sold	Weighted Average Remaining Expected Maturity	AAA	AA	A	BBB	Below Investment Grade	Total Notional	Fair Value Asset (Liability)
Insured credit default swaps	2.7 Years	$7,412	$3,150	$1,705	$7,419	$6,085	$25,771	$(1,355)
Insured swaps	20.6 Years	-	77	2,623	1,302	-	4,002	(7)
All others	28.3 Years	-	-	-	-	36	36	(8)

Total notional		$7,412	$3,227	$4,328	$8,721	$6,121	$29,809

Total fair value		$(3)	$-	$(6)	$(386)	$(975)		$(1,370)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 8: Derivative Instruments (continued)

$ in millions	As of December 31, 2012
		Notional Value
Credit Derivatives Sold	Weighted Average Remaining Expected Maturity	AAA	AA	A	BBB	Below Investment Grade	Total Notional	Fair Value Asset (Liability)
Insured credit default swaps	5.1 Years	$10,457	$5,862	$5,253	$11,571	$13,859	$47,002	$(2,858)
Insured swaps	20.8 Years	-	103	2,520	1,627	71	4,321	(7)
All others	1.8 Years	-	-	-	-	195	195	(68)

Total notional		$10,457	$5,965	$7,773	$13,198	$14,125	$51,518

Total fair value		$(7)	$(70)	$(72)	$(732)	$(2,052)		$(2,933)

Internal credit ratings assigned by MBIA on the underlying collateral are derived by MBIA Corp.’s surveillance group. In assigning an internal rating, current status reports from issuers and trustees, as well as publicly available transaction-specific information, are reviewed. Also, where appropriate, cash flow analyses and collateral valuations are considered. The maximum potential amount of future payments (undiscounted) on CDS contracts are estimated as the notional value plus any additional debt service costs, such as interest or other amounts owing on CDS contracts. The maximum amount of future payments that MBIA Corp. may be required to make under these guarantees as of September 30, 2013 is $26.4 billion. This amount is net of $67 million of insured derivatives ceded under reinsurance agreements in which MBIA Corp. economically hedges a portion of the credit and market risk associated with its insured derivatives and offsetting agreements with a counterparty. The maximum potential amount of future payments (undiscounted) on insured swaps are estimated as the notional value of such contracts.

MBIA Corp. may hold recourse provisions with third parties in derivative instruments through both reinsurance and subrogation rights. MBIA Corp.’s reinsurance arrangements provide that in the event MBIA Corp. pays a claim under a guarantee of a derivative contract, MBIA Corp. has the right to collect amounts from any reinsurers that have reinsured the guarantee on either a proportional or non-proportional basis, depending upon the underlying reinsurance agreement. MBIA Corp. may also have recourse through subrogation rights whereby if MBIA Corp. makes a claim payment, it is entitled to any rights of the insured counterparty, including the right to any assets held as collateral.

Financial Statement Presentation

Insured CDSs and insured swaps are not subject to master netting agreements. VIE derivative assets and liabilities are not presented net of any master netting agreements.

As of September 30, 2013 and December 31, 2012, MBIA Corp. reported derivative assets of $7 million, and derivative liabilities of $1.4 billion and $3.1 billion, respectively, which are shown separately on MBIA Corp.’s consolidated balance sheets. The following table presents the total fair value of MBIA Corp.’s derivative assets and liabilities by instrument and balance sheet location as of September 30, 2013:

In millions	Notional	Derivative Assets		Derivative Liabilities
Derivative Instruments	Amount Outstanding	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Not designated as hedging instruments:
Insured credit default swaps	$25,771	Derivative assets	$-	Derivative liabilities	$(1,355)
Insured swaps	7,297	Derivative assets	7	Derivative liabilities	(7)
Cross currency swaps-VIE	102	Derivative assets-VIE	-	Derivative liabilities-VIE	(15)
All other	36	Derivative assets	-	Derivative liabilities	(8)
All other-VIE	280	Derivative assets-VIE	-	Derivative liabilities-VIE	-
All other-embedded	1	Derivative assets	-	Derivative liabilities	-

Total derivatives	$33,487		$7		$(1,385)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 8: Derivative Instruments (continued)

The following tables present the total fair value of MBIA Corp.’s derivative assets and liabilities by instrument and balance sheet location as of December 31, 2012:

In millions	Notional	Derivative Assets		Derivative Liabilities
Derivative Instruments	Amount Outstanding	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Not designated as hedging instruments:
Insured credit default swaps	$47,320	Derivative assets	$-	Derivative liabilities	$(2,858)
Insured swaps	7,890	Derivative assets	7	Derivative liabilities	(7)
Interest rate swaps -VIE	2,728	Derivative assets-VIE	-	Derivative liabilities-VIE	(141)
Cross currency swaps -VIE	110	Derivative assets-VIE	-	Derivative liabilities-VIE	(21)
All other	195	Derivative assets	-	Derivative liabilities	(68)
All other-VIE	280	Derivative assets-VIE	-	Derivative liabilities-VIE	-

Total derivatives	$58,523		$7		$(3,095)

The following table presents the effect of derivative instruments on the consolidated statements of operations for the three months ended September 30, 2013:

In millions
Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative	Net Gain (Loss) Recognized in Income
Insured credit default swaps	Unrealized gains (losses) on insured derivatives	$287
Insured credit default swaps	Realized gains (losses) and other settlements on insured derivatives	(28)
Interest rate swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	2
All other	Unrealized gains (losses) on insured derivatives	(2)

Total		$259

The following table presents the effect of derivative instruments on the consolidated statements of operations for the three months ended September 30, 2012:

In millions
Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative	Net Gain (Loss) Recognized in Income
Insured credit default swaps	Unrealized gains (losses) on insured derivatives	$(40)
Insured credit default swaps	Realized gains (losses) and other settlements on insured derivatives	12
Interest rate swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	8
Currency swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	(2)
All other	Unrealized gains (losses) on insured derivatives	7

Total		$(15)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 8: Derivative Instruments (continued)

The following table presents the effect of derivative instruments on the consolidated statements of operations for the nine months ended September 30, 2013:

In millions
Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative	Net Gain (Loss) Recognized in Income
Insured credit default swaps	Unrealized gains (losses) on insured derivatives	$1,502
Insured credit default swaps	Realized gains (losses) and other settlements on insured derivatives	(1,548)
Interest rate swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	17
Currency swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	6
All other	Unrealized gains (losses) on insured derivatives	60

Total		$37

The following table shows the effect of derivative instruments on the consolidated statements of operations for the nine months ended September 30, 2012:

In millions
Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative	Net Gain (Loss) Recognized in Income
Insured credit default swaps	Unrealized gains (losses) on insured derivatives	$1,463
Insured credit default swaps	Realized gains (losses) and other settlements on insured derivatives	(420)
Non-insured credit default swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	(1)
Interest rate swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	39
Currency swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	(6)
All other	Unrealized gains (losses) on insured derivatives	10
All other-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	(2)

Total		$1,083

Note 9: Debt

MBIA Insurance Corporation has disclosed its debt in “Note 10: Debt” in the Notes to Consolidated Financial Statements included in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012. The following debt discussion provides an update to those included under the same captions in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K.

Long-Term Debt

Interest and principal payments on the 14% Fixed to Floating Rate Surplus Notes due 2033 are subject to prior approval by the Superintendent of the NYSDFS. From the January 15, 2013 interest payment to the present, MBIA Insurance Corporation’s requests for approval of the note interest payments have been denied by the NYSDFS. MBIA Insurance Corporation provided notice to the Fiscal Agent that it has not made a scheduled interest payment. The deferred interest payment will become due on the first business day on or after which MBIA Insurance Corporation obtains approval to make such payment. No interest will accrue on the deferred interest.

As of September 30, 2013 and December 31, 2012, there was $953 million of principal outstanding related to surplus notes. As of September 30, 2013 and December 31, 2012, accrued interest related to these surplus notes was $145 million and $61 million, respectively.

National Secured Loan

In connection with the BofA Settlement Agreement, in May 2013, MBIA Insurance Corporation repaid the National Secured Loan and extinguished the agreement. As of December 31, 2012, the outstanding principal amount and accrued interest under this loan was $1.7 billion and $29 million, respectively.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 9: Debt (continued)

Other Borrowing Arrangements

Blue Ridge Secured Loan

In connection with the BofA Settlement Agreement in May of 2013, MBIA Insurance Corporation and Blue Ridge entered into the Blue Ridge Secured Loan, pursuant to which Blue Ridge agreed to make revolving loans to MBIA Insurance Corporation in an aggregate of up to $500 million. The following is a summary of the material terms of the Loan Agreement, as amended by Amendment No. 1 entered into in June of 2013. This summary is not complete and is subject to the full text of the document described below.

During the third quarter of 2013, MBIA Insurance Corporation borrowed $50 million under the Blue Ridge Secured Loan. MBIA Insurance Corporation elected the LIBOR Loans interest rate option and the average interest rate for the three months ended September 30, 2013 was 7.76%. Accrued interest expense for the Blue Ridge Secured Loan is included in “Other liabilities” on MBIA Corp.’s consolidated balance sheets.

Use of Proceeds

The proceeds of the Blue Ridge Secured Loan can be used for general corporate purposes. Once the Blue Ridge Secured Loan amount outstanding exceeds $50 million, the proceeds must be used for the purpose of meeting ordinary course liquidity requirements expected to arise during the 30 days following such borrowing.

Conditions to Borrowings

Blue Ridge’s obligation to make loans is subject to usual and customary conditions precedent, including that on the date of the borrowing (i) no default is continuing or would occur as a result of that borrowing and (ii) the representations and warranties specified in the Blue Ridge Secured Loan agreement are true and accurate in all material respects.

Security

The loans are secured by a pledge of collateral consisting of the following: (i) MBIA Insurance Corporation’s right to receive put-back recoveries related to ineligible mortgage loans included in its insured RMBS transactions; (ii) MBIA Insurance Corporation’s future recoveries on defaulted insured RMBS transactions resulting from expected excess spread generated by performing loans in such transactions; (iii) MBIA Insurance Corporation’s future installment premiums; and (iv) 65% of the voting capital stock of MBIA Insurance Corporation’s equity interest in MBIA UK (Holdings) Limited (the collateral described in clauses (ii) and (iii) above, the (“Other Prepayment Collateral”). Under the Blue Ridge Secured Loan, the value of the collateral described in clauses (i) through (iii) above, must at all times be greater than $1.0 billion. As of September 30, 2013, the value of the collateral was approximately $2.5 billion.

Interest Rate and Fees

Borrowings under the Blue Ridge Secured Loan have a variable interest rate, at MBIA Insurance Corporation’s option, based on either: (i) the adjusted LIBOR plus an applicable margin (“LIBOR Loans”), or (ii) the highest between (a) Bank of America’s prime rate and (b) the sum of the federal funds effective rate plus 0.5%, and (c) the adjusted LIBOR plus 1.00%, plus an applicable margin (“Base Rate Loans”). The applicable margin for the LIBOR Loans and the Base Rate Loans is 7.50% and 6.50%, respectively. With respect to any available but undrawn amounts under the Blue Ridge Secured Loan, MBIA Insurance Corporation is obligated to pay a commitment fee on such undrawn amounts of 2.00% per annum. The amount of the commitment fee and interest expense for the nine months ended September 30, 2013 was $4 million.

Scheduled Repayment

The maturity date of the Blue Ridge Secured Loan is three years from the closing date, at which time any then outstanding loans will be due and payable.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 9: Debt (continued)

Mandatory Prepayments

Loans are required to be prepaid (and Blue Ridge’s commitments reduced) in an amount equal to the following: (i) 100% of the proceeds of any put-back recoveries and (ii) on and after the first anniversary of the closing date, from the proceeds of any Other Prepayment Collateral in an amount equal to (x) from the first anniversary of the closing date to the second anniversary of the closing date, 50% of such proceeds and (y) from the second anniversary of the closing date to the maturity date, 100% of such proceeds. In addition, loans must be prepaid (and Blue Ridge’s commitments reduced) in an amount equal to 100% of the proceeds of certain disposals of assets to the extent exceeding $1 million in aggregate for all such disposals. Finally, loans must be prepaid (but without any commitment reduction) to the extent the proceeds of any borrowing that is a liquidity borrowing are not in fact used for such purposes and have not otherwise been used to repay loans within the required 30-day period.

Representations and Warranties

The Blue Ridge Secured Loan contains certain customary representations and warranties for loan facilities of this type, which are given on the closing date and at each borrowing under the Blue Ridge Secured Loan agreement, including with respect to organization of MBIA Insurance Corporation, power of authority, enforceability of the loan documents, receipt of any necessary governmental approvals, financial condition and solvency, and compliance with laws.

Covenants

The Blue Ridge Secured Loan contains certain affirmative, negative and financial covenants, which are customary for loan facilities of this type in relation to, among other matters, delivery of financial statements, notice of material events, existence and conduct of business, payment of taxes and other obligations, maintenance of books and records, compliance with all material laws, and maintenance of insurance, and includes a requirement that MBIA Insurance Corporation maintain at least $750 million of statutory capital (defined as policyholders’ surplus plus contingency reserves).

In addition, MBIA Insurance Corporation may not, without Blue Ridge’s consent, consummate any amendments, compromises or commutations with respect to insurance obligations and settlements of litigation to the extent (x) that payments made in respect of such remediation efforts subsequent to June 28, 2013 exceed $260 million in the aggregate, (y) after giving effect thereto and to any borrowings of loans in connection therewith, the aggregate principal amount of loans outstanding would exceed $200 million or (z) after giving effect thereto, all remediation efforts taken as a whole since the closing date, would, cumulatively, have reduced MBIA Insurance Corporation’s statutory capital by $100 million or more.

In addition, MBIA Insurance Corporation may not prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment of principal, interest or fees or any other payment on, any of its indebtedness (including the Surplus Notes), except for payments of the loans under the Blue Ridge Secured Loan agreement and except for certain refinancings and refundings of its indebtedness.

Change of Control

MBIA Insurance Corporation may be required to prepay all amounts outstanding under the Blue Ridge Secured Loan agreement upon the occurrence of a change of control.

Events of Default

The Blue Ridge Secured Loan agreement contains certain events of default which are customary for loan facilities of this type (and with customary cure periods), including failure to pay principal, interest or fees on the loans, misrepresentation, failure to observe covenants or conditions, failure to pay other material indebtedness, insolvency and bankruptcy matters, and unlawfulness or invalidity of the loan documents.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 10: Income Taxes

MBIA Corp.’s income taxes and the related effective tax rates for the three and nine months ended September 30, 2013 and 2012 are as follows:

	Three Months Ended September 30,				Nine Months Ended September 30,
In millions	2013		2012		2013		2012
Income (loss) before income taxes	$190		$(160)		$69		$597
Provision (benefit) for income taxes	$71	37.4%	$(80)	50.0%	$(24)	(34.8)%	$201	33.7%

For the nine months ended September 30, 2013 and 2012, MBIA Corp.’s effective tax rate applied to its pre-tax income was less than the U.S. statutory tax rate primarily as a result of the decrease in the valuation allowance.

For interim reporting purposes, MBIA Corp. has calculated its effective tax rate for the full year of 2013 by adjusting annual forecasted pre-tax income for mark-to-market income, fair value adjustments, capital gains/losses, and other tax adjustments when projecting its full year effective tax rate. MBIA Corp. has accounted for these items at the federal applicable tax rate after applying the projected full year effective tax rate to its actual nine-month results before discrete items.

Deferred Tax Asset, Net of Valuation Allowance

MBIA Corp. recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on tax assets and liabilities is recognized in income in the period that includes the enactment date.

MBIA Corp. establishes a valuation allowance against its deferred tax asset when it is more likely than not that all or a portion of the deferred tax asset will not be realized. All evidence, both positive and negative, needs to be identified and considered in making the determination. Future realization of the existing deferred tax asset ultimately depends, in part, on the existence of sufficient taxable income of appropriate character (for example, ordinary income versus capital gains) within the carryforward period available under the tax law.

As of September 30, 2013, MBIA Corp. reported a net deferred tax asset of $1.3 billion. The $1.3 billion net deferred tax asset is net of a $3.4 million valuation allowance. As of September 30, 2013, MBIA Corp. had a valuation allowance against a portion of the deferred tax asset related to capital loss carryforwards and losses from asset impairments as these losses are considered capital losses, have a five-year carryforward period, once recognized, can only offset capital gain income. The September 30, 2013 valuation allowance reflects a decrease of $50 million from the December 31, 2012 valuation allowance of $54 million. The decrease in the valuation allowance for the nine months ended September 30, 2013 was primarily due to the generation of capital gain income from the termination of certain contracts.”

MBIA Corp. has concluded that it is more likely than not that its net deferred tax asset will be realized. MBIA Corp. relied on MBIA Inc.’s tax sharing agreement and the Parent’s assurance that it intended for no net operating loss (“NOL”) or capital loss generated by MBIA Corp., to the extent used in consolidation, to expire without compensation.

Accounting for Uncertainty in Income Taxes

MBIA Corp.’s policy is to record and disclose any change in unrecognized tax benefit and related interest and/or penalties to income tax in the consolidated statements of operations. As of September 30, 2013 and 2012, MBIA Corp. did not have any uncertain tax positions and corresponding interest or penalties.

MBIA Corp.’s major tax jurisdictions include the U.S. and U.K. MBIA and its U.S. subsidiaries file a U.S. consolidated federal income tax return.

The U.K. tax authorities are currently auditing tax years 2005 through 2010. On June 5, 2013, MBIA Corp. met with the HM Revenue and Customs (“HMRC”). During the third quarter of 2013, MBIA Corp. sent HMRC additional information supporting its position, and discussions with HMRC are ongoing and a resolution has not been reached. As of September 30, 2013, MBIA Corp. has not established a reserve for this issue.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 10: Income Taxes (continued)

As of December 31, 2012, MBIA Corp. had a NOL carryforward of $907 million, which will expire between tax years 2031-2032. As a result of commutation activity in the first three quarters of 2013, MBIA Corp.’s NOL has significantly increased from the 2012 year end amount as of September 30, 2013. MBIA Corp. also had a capital loss carryforward of $165 million, which will expire in tax year 2017. However, as of September 30, 2013, MBIA Corp. has generated year-to-date capital gain income sufficient to fully utilize the 2012 capital loss.

Tax Sharing Arrangement

MBIA Corp. files its U.S. Corporation Income Tax Return as a member of the MBIA Inc. consolidated group and participates in a tax sharing agreement between MBIA Corp. and MBIA Inc. under which MBIA Corp. is allocated its share of consolidated tax liability or tax benefit as determined on a standalone basis under the tax sharing agreement.

As of September 30, 2013, MBIA Corp. has not made tax payments under this tax sharing agreement for 2013 and 2012. If tax payments had been made, all funds would have been placed in escrow by MBIA Inc. and would remain in escrow until the expiration of a two-year carryback period which would allow MBIA Corp. to carryback a separate company tax loss and recover all or a portion of the escrowed funds.

As of September 30, 2013, MBIA Corp. has not received any payment with respect to tax losses contributed to the consolidated group. MBIA Corp. will receive benefits of its losses as it is able to earn out those losses in the future. However, it is MBIA Inc.’s intention not to allow any tax loss generated by MBIA Corp., to the extent used in consolidation, to expire without compensation.

Note 11: Accumulated Other Comprehensive Income

The following table presents the changes in the components of AOCI for the nine months ended September 30, 2013:

In millions	Unrealized Gains (Losses) on AFS Securities, Net(1)	Foreign Currency Translation, Net(1)	Total(1)
Balance, January 1, 2013	$16	$9	$25
Other comprehensive income before reclassification	(2)	(8)	(10)
Amounts reclassified from AOCI	(2)	-	(2)

Net current period other comprehensive income	(4)	(8)	(12)

Balance, September 30, 2013	$12	$1	$13

(1) -	All amounts are presented net of tax. Amounts in parentheses indicate debits.

The following table presents the details of the reclassifications from AOCI for the nine months ended September 30, 2013:

In millions	Amounts
Details about AOCI Components	Reclassified From AOCI	Affected Line Item on the Consolidated Statements of Operations
Reclassification adjustment on sale of securities	$3	Net gains (losses) on financial instruments at fair value and foreign exchange
	1	Provision (benefit) for income taxes

Total reclassifications for the period	$2	Net income (loss)

Note 12: Commitments and Contingencies

The following commitments and contingencies provide an update of those discussed in “Note 18: Commitments and Contingencies” in the Notes to Consolidated Financial Statements included in Exhibit 99.2 of MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012, and should be read in conjunction with the complete descriptions provided in the aforementioned note included in Exhibit 99.2 of Form 10-K. In the normal course of operating its business, MBIA Corp. may be involved in various legal proceedings. Additionally, MBIA may be involved in various legal proceedings that directly or indirectly impact MBIA Corp.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 12: Commitments and Contingencies (continued)

Recovery Litigation

MBIA Insurance Corp. v. Countrywide Home Loans, Inc., et al.; Index No. 602825/08 (N.Y. Sup. Ct., N.Y. County)

In May of 2013, the parties reached an agreement to resolve MBIA Corp.’s claims in this action. Refer to “Note 1: Business Developments and Risks and Uncertainties” included herein for a description of the comprehensive settlement agreement.

MBIA Insurance Corp. v. Bank of America Corp.; Countrywide Home Loans, Inc., Countrywide Securities Corp., and Countrywide Financial Corp. et al.; Case No. BC417572 (Ca. Super. Ct., County of Los Angeles)

In May of 2013, the parties reached an agreement to resolve MBIA Corp.’s claims in this action. Refer to “Note 1: Business Developments and Risks and Uncertainties” included herein for a description of the comprehensive settlement agreement.

MBIA Insurance Corp. v. Federal Deposit Insurance Corporation (in its corporate capacity and as conservator and receiver for IndyMac Federal Bank, F.S.B.); Civil Action No. 09-01011 (ABJ) (D.D.C.)

On March 8, 2013, the United States Court of Appeals for the D.C. Circuit affirmed the district court’s ruling dismissing MBIA Corp.’s amended complaint.

MBIA Insurance Corp. v. Credit Suisse Securities (USA) LLC, et al.; Index No. 603751/2009 (N.Y. Sup. Ct., N.Y. County)

On March 8, 2013, the defendants filed their answer to the amended complaint. On April 19, 2013, the court issued an order scheduling fact discovery to close by June 30, 2014.

MBIA Insurance Corp. v. J.P. Morgan Securities LLC (f/k/a Bear, Stearns & Co. Inc); Index No. 64676/2012 (N.Y. Sup. Ct., County of Westchester)

On October 9, 2013, J.P. Morgan Securities LLC filed its motion for summary judgment.

MBIA Insurance Corp. v. Ally Financial Inc. (f/k/a GMAC, LLC) et al.; 12-cv-02563 SRN/TNL (D. Minn.)

This case is currently stayed.

MBIA Insurance Corp. v. Flagstar ABS, LLC, et al.; 13-cv-0262 (JSR) (S.D.N.Y.)

The parties filed a Stipulation of Discontinuance and Order of Dismissal with Prejudice of this action on May 2, 2013. Under the terms of the settlement, MBIA Corp. dismissed the lawsuit against Flagstar Bank in exchange for $110 million in cash and other consideration.

Transformation Litigation

ABN AMRO Bank N.V. et al. v. Eric Dinallo et al.; Index no. 601846/09 (N.Y. Sup. Ct., N.Y. County)

On March 4, 2013, the court issued a decision dismissing the Article 78 proceeding. On April 2, 2013, the remaining plaintiffs filed a Notice of Appeal to the Appellate Division, First Department. In May of 2013, following the Bank of America and Societe Generale settlements, all plaintiffs in this matter dismissed their claims. Refer to “Note 1: Business Developments and Risks and Uncertainties” included herein for a description of the settlement agreements.

ABN AMRO Bank N.V. et al. v. MBIA Inc. et al.; Index No. 601475/2009 (N.Y. Sup. Ct., N.Y. County)

In May of 2013, following the Bank of America and Societe Generale settlements, all plaintiffs in this matter dismissed their claims. Refer to “Note 1: Business Developments and Risks and Uncertainties” included herein for a description of the settlement agreements.

Barclays Bank PLC., et al. v. Wrynn et al.; Index No. 651811/2010 (N.Y. Sup. Ct., N.Y. County)

In May of 2013, following the Bank of America and Societe Generale settlements, all plaintiffs in this matter dismissed their claims. Refer to “Note 1: Business Developments and Risks and Uncertainties” included herein for a description of the settlement agreements.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 12: Commitments and Contingencies (continued)

CQS ABS Master Fund Ltd., CQS Select ABS Master Fund Ltd., and CQS ABS Alpha Master Fund Ltd. v. MBIA Inc. et al.; Civil Action No. 12-cv-6840 (R.S.) (S.D.N.Y.)

On October 23, 2013, the plaintiffs filed a motion for a preliminary injunction seeking to prospectively enjoin National from issuing dividends during the pendency of the litigation. Although the motion referenced the dividend that MBIA previously had disclosed that National intended to pay in the fourth quarter of 2013, that dividend was paid prior to the filing of the motion, and therefore is not subject to the relief requested by the motion. National filed its reply to the motion on November 1, 2013 and believes it is not meritorious and should be denied. The court has adjourned oral argument on the motion to November 14, 2013. The court entered a revised Management Plan and Scheduling Order setting a fact discovery deadline of April 4, 2014.

Broadbill Partners LP, et al. v. MBIA Inc., et al.; Index No. 653865/2012 (N.Y. Sup. Ct., N.Y. County)

On June 6, 2013, the plaintiffs voluntarily dismissed the litigation without prejudice. A Stipulation of Discontinuance was filed on June 7, 2013.

Corporate Litigation

Bank of America v. MBIA Inc. and The Bank of New York Mellon, as Indenture Trustee; Index No. 70444/2012 (N.Y. Sup. Ct., Westchester County)

In May of 2013, the parties reached an agreement to resolve their respective claims in this action. Refer to “Note 1: Business Developments and Risks and Uncertainties” included herein for a description of the comprehensive settlement agreement.

MBIA Inc. v. Bank of America Corp. and Blue Ridge Investments, L.L.C.; Index No. 51664/2013 (N.Y. Sup. Ct., Westchester County)

In May of 2013, the parties reached an agreement to resolve their respective claims in this action. Refer to “Note 1: Business Developments and Risks and Uncertainties” included herein for a description of the comprehensive settlement agreement.

Mary Crescente v. Joseph Brown, et al.; Index No. 17595/2008 (N.Y. Sup. Ct., Westchester County)

On March 25, 2013, a Stipulation of Discontinuance was filed with the court resolving the litigation.

Ambac Bond Insurance Coverage Cases, Coordinated Proceeding Case No. JCCP 4555 (Super. Ct. of Cal., County of San Francisco)

The plaintiffs filed a notice of appeal of the March 22, 2013 decision that granted the Bond Insurer defendants’ motion to strike pursuant to California’s Anti-SLAPP statute dismissing the plaintiffs’ claims under California’s Cartwright Act. On October 1, 2013, the Bond Insurer defendants’ filed a notice of cross-appeal.

Tri-City Healthcare District v. Citibank. et al.; Case No. 30-2010-00359692 (Super. Ct. of Cal., County of Orange)

The parties reached an agreement to resolve Tri-City Healthcare District’s claims in this matter.

City of Phoenix v. AMBAC et al., Case No. 2:10-cv-00555-TMB (D. Ariz.)

On June 4, 2013, the parties reached an agreement to resolve the City of Phoenix’s claims in this matter.

MBIA and MBIA Corp. are defending against the aforementioned actions in which they are defendants and expect ultimately to prevail on the merits. There is no assurance, however, that they will prevail in these actions. Adverse rulings in these actions could have a material adverse effect on MBIA Corp.’s ability to implement its strategy and on its business, results of operations, cash flows and financial condition. At this stage of the various litigations, there has not been a determination as to the amount, if any, of damages. Accordingly, MBIA Corp. is not able to estimate any amount of loss or range of loss.

There are no other material lawsuits pending or, to the knowledge of MBIA Corp., threatened, to which MBIA Corp. or any of its subsidiaries is a party.

Note 13: Subsequent Events

Refer to “Note 12: Commitments and Contingencies” for information about legal proceedings that occurred after September 30, 2013.